UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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VISHAY INTERTECHNOLOGY, INC.
(Name of Registrant as Specified in Its Charter)
_____________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VISHAY INTERTECHNOLOGY, INC.
63 LANCASTER AVENUE
MALVERN, PENNSYLVANIA 19355

March 31, 2025

Dear Stockholder:

You are cordially invited to attend the 2025 Annual Meeting of Stockholders of Vishay Intertechnology, Inc., to be held at 9:00 a.m., U.S. eastern time, on Tuesday, May 20, 2025.

Vishay has adopted a virtual annual meeting in 2025. The annual meeting will be accessible to stockholders via the Internet at www.virtualshareholdermeeting.com/VSH2025. To participate, stockholders will need the control number included on the attached Notice of Annual Meeting of Stockholders, on your proxy card, or on your voting instruction form. Those without a control number may attend as guests of the meeting, but they will not have the option to vote their shares during the meeting or ask questions during the virtual event.

During the annual meeting, we will discuss each item of business described in the attached Notice of Annual Meeting of Stockholders and proxy statement.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Vishay.  We hope you will be able to attend the virtual annual meeting.  Whether or not you expect to attend the virtual annual meeting, and regardless of the number of shares you own, it is important that your shares are represented and voted at the annual meeting.  Therefore, you are encouraged to sign, date, and return the enclosed proxy card in the return envelope provided, or follow the instructions to vote online, so that your shares will be represented and voted at the annual meeting.

Sincerely,
Marc Zandman
Executive Chairman of the Board of Directors

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held May 20, 2025.

The following materials, also included with this Notice, are available for viewing on the Internet:
Proxy Statement for the 2025 Annual Meeting of Stockholders
2024 Annual Report to Stockholders
To view these materials, visit ir.vishay.com.

VISHAY INTERTECHNOLOGY, INC.

NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS

TUESDAY, MAY 20, 2025
Virtual Shareholder Meeting
www.virtualshareholdermeeting.com/VSH2025

ITEMS OF BUSINESS:

1. the election of three directors to hold office until 2028;
2. the ratification of our independent registered public accounting firm;
3. the advisory vote on executive compensation;
4. the advisory vote on the frequency of the advisory vote on executive compensation; and
5. such other business as may be brought properly before the meeting.

ADJOURNMENTS AND POSTPONEMENTS:

Any action on the items of business described above may be considered at the virtual annual meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

RECORD DATE:

The stockholders of record at the close of business on March 24, 2025, will be entitled to vote at the virtual annual meeting or at any adjournment thereof.

VOTING:

Whether or not you expect to participate in the online meeting, please complete, date, and sign the enclosed proxy card and return it without delay in the enclosed envelope which requires no additional postage if mailed in the United States. If you are enrolled in our electronic proxy materials delivery service and received these proxy materials via the Internet, you will need to follow the procedures for online voting to vote your shares.

By Order of the Board of Directors,

Peter Henrici
Corporate Secretary

Malvern, Pennsylvania
March 31, 2025

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2025 Proxy Statement | Summary	Table of Contents

Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Meeting Information

Date and Time	Meeting Location	Record Date	Voting
Tuesday, May 20, 2025, at 9:00 a.m. U.S. eastern time	Virtual Shareholder Meeting www.virtualshareholdermeeting.com/VSH2025	March 24, 2025	Each share of common stock will be entitled to one vote and each share of Class B common stock will be entitled to 10 votes with respect to each matter to be voted on at the 2025 Annual Meeting.

Voting Matters
PROPOSAL		BOARD RECOMMENDATION	PAGE REFERENCE
①	The election of three directors to hold office until 2028	FOR ALL	19
②	The ratification of our independent registered public accounting firm	FOR	22
③	The advisory vote on executive compensation	FOR	61
④	The advisory vote on the frequency of the advisory vote on executive compensation	ANNUALLY	62

Director Nominees

							COMMITTEE OF THE BOARD
NAME	AGE	DIRECTOR SINCE	TERM EXPIRING	OCCUPATION	QUALIFICATIONS	INDEPENDENT	E	A	NCG	CC	EA
Dr. Renee B. Booth	66	2022	2028	President, Leadership Solutions, Inc.	Leadership, Complementary Industry, Global, HR	✓				M
Dr. Michiko Kurahashi	65	2022	2028	Former Chief Marketing Officer, AXIS Capital; Adjunct Professor, New York University	Leadership, Complementary Industry, Global, Marketing	✓				M
Joel Smejkal	58	2023	2028	President and CEO, Vishay Intertechnology, Inc.	Leadership, Electronics Industry, Company, Global		M				M

E	Executive Committee
A	Audit Committee
NCG	Nominating and Corporate Governance Committee
CC	Compensation Committee
EA	Equity Award Committee
C	Committee Chair
M	Committee Member
(FE)	Financial Expert

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Summary	Table of Contents

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors (the "Board") has determined to reappoint the public accounting firm of Ernst & Young LLP as the independent registered public accounting firm to audit our financial statements for the year ending December 31, 2025, as well as to audit the effectiveness of our internal control over financial reporting.  Although stockholder approval for the appointment of Ernst & Young LLP is not required, we are continuing our practice of submitting the selection of the independent registered public accounting firm to our stockholders for their ratification.

Executive Compensation Advisory Vote

As part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Congress adopted Section 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act") pursuant to which the Board is giving our stockholders an opportunity to approve on an advisory, or non-binding, basis, the compensation of our Named Executive Officers, as disclosed in this proxy statement.

The Compensation Committee of the Board of Directors is responsible for establishing and approving the compensation of our executive officers, including our Chief Executive Officer and other Named Executive Officers, and administering Vishay's incentive compensation and equity-based plans.

As discussed in greater detail in "Executive Compensation – Compensation Discussion and Analysis," Vishay's compensation programs are designed to support our business goals and promote the short- and long-term profitable growth of the Company. The compensation program is structured to help recruit, retain, and motivate key employees who can function effectively both in periods of recession and economic upturn.

The compensation arrangements are designed to provide an incentive for positive performance and discourage inappropriate risk-taking.

The compensation arrangements vary among our Named Executive Officers, but generally include:

A market-competitive base salary	Cash incentive compensation a portion of which is based on Company-wide achievements and another portion of which is based on personal achievements, with a cap to discourage inappropriate risk-taking	Equity-based compensation a portion of which vests only upon the achievement of three-year performance metrics and the balance of which vests on January 1 of the third year following the grant date

Deferred cash compensation and retirement benefits generally payable at retirement / termination of employment	Deferred equity compensation in the form of phantom stock units payable at retirement / termination of employment for certain of our Named Executive Officers	Perquisites and other personal benefits

This proxy statement includes a comprehensive "Summary Compensation Table" that presents compensation earned by our Named Executive Officers in accordance with Securities and Exchange Commission ("SEC") rules. Some of the compensation reported in the Summary Compensation Table, including certain equity-based compensation, deferred cash compensation, retirement benefits, and phantom stock units, has not yet been realized by the executives, and in the case of equity-compensation measured on the grant date, might never be fully realized.

The Board of Directors believes that our executive compensation program is appropriately designed to support the Company's long-term success by achieving the following objectives: attracting and retaining talented senior executives, tying executive pay to Company and individual performance, supporting our annual and long-term business strategies, and aligning executives' interests with those of our stockholders. Accordingly, the Board of Directors recommends that you vote FOR approval of the compensation of our Named Executive Officers (see Proposal Three).

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Summary	Table of Contents

Corporate Governance Best Practices

Vishay understands that corporate governance practices change and are constantly evolving. We currently employ the following corporate governance best practices:

Board Governance
•	Separate Executive Chairman of the Board and Chief Executive Officer;
•	All directors are required to attend at least 75% of all meetings on an annual basis;
•	Significant stock ownership guidelines for directors, equal to five times the value of their annual cash retainer (subject to a five year phase-in);
•	Annual self-evaluations of Board as a whole;
•	No restrictions on directors' access to management or employees; and
•	Board oversees the Company's strategic priorities and risk management.

Committee Governance
•	Audit Committee composed entirely of independent directors;
•	Compensation Committee composed entirely of independent directors; and
•	Nominating and Corporate Governance Committee composed entirely of independent directors.

Responsible Compensation and Planning
•	Cap on bonuses;
•	Nominating and Corporate Governance Committee has primary responsibility for Chief Executive Officer and key executive succession planning;
•	Succession and executive development are discussed with the Chief Executive Officer, as well as without the Chief Executive Officer present in executive sessions;
•	Stock ownership guidelines;
•	No single trigger change-in-control accelerated vesting for future equity awards to most executives;
•	Equity awards to executive officers include market-based vesting conditions to better align compensation with stock performance;
•	Broad-based equity compensation program to better align all levels of management with stockholder interests;
•	Formal policy prohibiting directors and officers from hedging or pledging of our common stock; and
•	Formal clawback policy for incentive-based cash and equity awards in the event of an accounting restatement.

Independent Experience
•	Highly-experienced directors in a wide range of industries;
•	All directors possess a significant level of knowledge regarding Vishay and our industry;
•	Independent directors meet in regularly scheduled executive sessions and, when required, in special executive sessions;
•	Only three directors serving on the boards of other public companies; and
•	No director serving on more than one other public company board.

Audit Integrity
•	Auditor is independent;
•	Non-audit fees are reasonable relative to audit and audit-related fees; and
•	Lead audit partner must be rotated after five years, which provides the Company and our stockholders the benefit of new thinking and approaches.

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Directors	Table of Contents

DIRECTORS

The following table summarizes the current directors as of March 24, 2025:

							COMMITTEE OF THE BOARD
NAME	AGE	DIRECTOR SINCE	CLASS / TERM EXPIRING	OCCUPATION	QUALIFICATIONS	INDEPENDENT	E	A	NCG	CC	EA
Dr. Renee B. Booth(1)	66	2022	I / 2028	President, Leadership Solutions, Inc.	Leadership, Complementary Industry, Global, HR	✓				M
Dr. Michiko Kurahashi(1)	65	2022	I / 2028	Former Chief Marketing Officer, AXIS Capital; Adjunct Professor, New York University	Leadership, Complementary Industry, Global, Marketing	✓				M
Joel Smejkal(1)	58	2023	I / 2028	President and CEO, Vishay Intertechnology, Inc.	Leadership, Electronics Industry, Company, Global		M				M
Timothy V. Talbert(2)	78	2013	I / 2025	Retired Sr. VP Credit and Originations, LCA; Retired President, LCA Bank Corporation	Leadership, Finance, Compliance	✓				C
Michael J. Cody	75	2018	II / 2026	Retired VP - Corporate Development, Raytheon Company	Leadership, Complementary Industry, Finance, M&A	✓		M	M
Dr. Abraham Ludomirski	73	2003	II / 2026	Founder and Managing Director of Vitalife Fund	Leadership, Complementary Industry, Finance, Global	✓			C	M
John Malvisi	66	2023	II / 2026	Retired Senior Audit Partner, Deloitte & Touche LLP	Leadership, Finance, M&A	✓		C(FE)
Raanan Zilberman	64	2017	II / 2026	Former President and CEO of multiple international companies	Leadership, Electronics Industry, Company, Global, M&A	✓		M	M
Marc Zandman	63	2001	III / 2027	Executive Chairman of the Board, Chief Business Development Officer, Vishay Intertechnology, Inc.	Leadership, Electronics Industry, Company, Global		C				C
Ruta Zandman	87	2001	III / 2027	Private Stockholder	Leadership, Electronics Industry, Company, Global
Ziv Shoshani(3)	58	2001	III / 2027	President and CEO, Vishay Precision Group, Inc.	Leadership, Electronics Industry, Company, Global

(1)	Nominees for election at 2025 Annual Meeting.
(2)	Mr. Talbert's term on the Board will expire at the 2025 Annual Meeting.
(3)	Mr. Shoshani resigned from the Board on February 26, 2025, effective immediately before the election of directors at the 2025 Annual Meeting.
E:	Executive Committee
A:	Audit Committee
NCG:	Nominating and Corporate Governance Committee
CC:	Compensation Committee
EA:	Equity Award Committee
C:	Committee Chair
M:	Committee Member
(FE):	Financial Expert

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Directors	Table of Contents

Board Demographics

The directors exhibit a variety of competencies, professional experience, and backgrounds, and contribute diverse viewpoints and perspectives to our Board. While the Board benefits from the experience and institutional knowledge that our longer-serving directors bring, it has also brought in new perspectives and ideas through new director appointments in recent years.

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Directors	Table of Contents

Class I Directors – Nominees for Terms Expiring 2028

Dr. Renee B. Booth has served since 1999 as President of Leadership Solutions, Inc., a boutique human resources consulting firm specializing in leadership assessment, selection, development and motivation. Prior to founding Leadership Solutions, Inc., Dr. Booth was the Eastern Regional Practice Leader for the Human Capital Group of Watson Wyatt Worldwide. Dr. Booth also served as Senior Vice President, Corporate Human Resources of financial services company ADVANTA Corporation, and spent more than a decade in senior positions with Hay Management Consultants. Dr. Booth is a Board of Trustee member at the Franklin Institute in Philadelphia where she serves on the Executive Committee and as Chair of the Education Committee and was past Chair of the Compensation Committee. She previously served as a Board member of Kenexa, a human capital solutions provider, which was acquired by IBM and where she was Chair of the Compensation Committee. Dr. Booth received a B.A. in psychology from the University of Maryland and a M.S. and Ph.D. in industrial/organizational psychology from the Pennsylvania State University. Dr. Booth brings to the Board extensive organizational experience with leadership assessment and development. Additionally, Dr. Booth’s current and prior positions as a director provide important expertise with human capital matters.

Dr. Michiko Kurahashi has served since 2020 as an adjunct professor at New York University educating executives, graduate students, and undergraduates in the current trends in marketing, communications, public relations, and digital marketing technology applicable to a wide range of businesses and industries. From 2016 to 2020, Dr. Kurahashi was Chief Marketing Officer at AXIS Capital (NYSE: AXS), a global commercial insurer and reinsurer. In that role, Dr. Kurahashi launched the firm’s new “One AXIS” brand, implemented AI-driven marketing initiatives and streamlined marketing processes. Prior to that, Dr. Kurahashi was Head of Marketing at CIT Bank, an online bank, and held senior marketing and communication positions at global financial institutions including UBS AG and HSBC Private Bank. Throughout her career, Dr. Kurahashi has won numerous industry awards for her work. Dr. Kurahashi received a B.A. in sociology from the University of Michigan – Ann Arbor; a M.A. in social stratification theory and a Ph.D. in quantitative research, labor markets from Cornell University. Dr. Kurahashi’s deep knowledge of corporate brand strategy and digital marketing expertise provides the Board with a key strategic and operational perspective in a continuously changing marketplace.

Joel Smejkal was appointed President and Chief Executive Officer and elected to the Vishay Board and to the Executive Committee, effective January 1, 2023. Mr. Smejkal has held various positions of increasing responsibility since joining Vishay in 1990 including Executive Vice President - Corporate Business Development (2020 - 2022), Executive Vice President and Business Head Passive Components (2017 - 2020) and Senior Vice President Global Distribution Sales (2012 - 2016). Mr. Smejkal's experience with Vishay includes worldwide and divisional leadership roles in engineering, marketing, operations and sales. He was a product developer of 18 U.S. Patents for the Power Metal Strip® resistor technology and brings significant business development, marketing and sales experience.

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Directors	Table of Contents

Class II Directors – Terms Expiring 2026

Michael J. Cody was, from 2009 until his retirement in 2017, Vice President of Corporate Development at Raytheon Company, a technology company specializing in defense, civil government and cybersecurity solutions. At Raytheon, Mr. Cody was responsible for overseeing all merger and acquisition activity, where he executed 18 transactions aggregating in excess of $4.3 billion in transaction value. From 2007 to 2009, Mr. Cody was a founding partner of Meadowood Capital LLC, a private equity firm focused on technology companies. From 1997 to 2007, Mr. Cody was Vice President of Corporate Development at EMC Corporation, a developer and provider of information infrastructure technology. Mr. Cody has previously served on the boards of Safeguard Scientific, Inc., a NYSE listed private equity and venture capital firm; and MTI Ltd., a private company in the UK specializing in cloud, security, and infrastructure. Mr. Cody brings to the Board extensive knowledge and experience with mergers and acquisitions as well as experience with technology and defense businesses. Additionally, Mr. Cody's experience as a director of publicly traded and private companies allows him to bring an important perspective to the Board.

Dr. Abraham Ludomirski is the founder and, for more than the past five years, managing director of Vitalife Fund, a venture capital company specializing in high-tech electronic medical devices.  He serves on the board of directors of POCARED Diagnostics, Ltd., Newpace Ltd., Sensible Medical Innovations Ltd., and Trig Medical, as well as serving as the Chairman of the Board of ENDOSPAN Ltd. and Endoran.  He also serves as CEO of Illumigyn.  He previously served on the board of Recro Pharma, Inc. and DIR Technologies.  Dr. Ludomirski earned his M.D. at the Sackler Tel-Aviv University Medical School, specializing in OBGYN and completed his fellowship at the University of Pennsylvania in maternal fetal medicine.  In addition to his general familiarity with corporate affairs and governance, Dr. Ludomirski's work in the high-tech venture capital and medical fields gives him a valuable perspective on investment in innovative technologies.

John Malvisi retired in 2021 as a senior partner in Deloitte & Touche LLP’s audit practice with more than 35 years of client service experience.  During his career, Mr. Malvisi managed several of Deloitte’s largest audit clients in the media & entertainment, and consumer products industries.  He also spent several years in the firm’s Merger & Acquisition Services Group and National Office. Mr. Malvisi worked in Deloitte’s National Office Assurance Insights & Analysis Group and Accounting Research Group, where his responsibilities included quality and risk control and consultation on a wide range of accounting and financial reporting issues. He is a graduate of Fordham University, where he received an MBA in public accounting.  Mr. Malvisi also served on the Board of Trustees for Catholic Charities of the Archdiocese of New York from 2008 through 2022, including its Audit Committee.

Raanan Zilberman was Chief Executive Officer of Caesarstone Ltd., a NASDAQ-listed multinational manufacturer of high quality engineered quartz surfaces with operations in the U.S., Canada, Australia, the U.K., and Israel, from February 2017 to March 2018. Prior to that, from 2008 to 2016, Mr. Zilberman served as Chief Executive Officer of Eden Springs, a Swiss-based leading provider of water and coffee services to European workplaces with production facilities and subsidiaries in 18 European countries that was formed by a series of acquisitions that Mr. Zilberman led. From 2005 to 2007, Mr. Zilberman was Chief Executive Officer of Danone Springs, a joint venture between Danone, a multinational food manufacturer, and Eden Springs, with a European-wide water production and distribution footprint.  From 2000 to 2002, Mr. Zilberman served as Chief Executive Officer of Tedea Huntleigh, a company listed on the Tel Aviv Stock Exchange engaged in the production and marketing of electromechanical sensors.  Tedea Huntleigh was acquired by Vishay in 2002, and from 2002 to 2004, Mr. Zilberman was President of Vishay's transducers business, which was formed from a series of five acquisitions. From 1997 to 1999, Mr. Zilberman served as Chief Operating Officer of Tadiran Appliances, a manufacturer of air conditioners and refrigerators and a subsidiary of Carrier Global. Mr. Zilberman's previous service as a Chief Executive Officer of publicly traded multinational companies, including his experience in M&A, allows him to bring an important perspective to the Board. Additionally, his past experience with Vishay provides him with valuable insight of our business and operations.

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Directors	Table of Contents

Class III Directors – Terms Expiring 2027

Marc Zandman is Executive Chairman of the Board of Directors, the Chief Business Development Officer, and President of Vishay Israel Ltd. Mr. Zandman has been President of Vishay Israel Ltd. since 1998 and a Director of Vishay since 2001.  Mr. Zandman was Vice Chairman of the Board from 2003 to June 2011, Chief Administration Officer from 2007 to June 2011, and Group Vice President of Vishay Measurements Group from 2002 to 2004.  Mr. Zandman has served in various other capacities with Vishay since 1984. Mr. Zandman served on the Board of Directors of Vishay Precision Group ("VPG") since the spin-off from Vishay on July 6, 2010, including as the non-executive Chairman of the Board of Directors from 2010 to 2022, until his resignation from the VPG board of directors, effective immediately before the election of directors at the VPG 2025 meeting of stockholders (scheduled for May 21, 2025).  He is the son of the late Dr. Felix Zandman, founder and Vishay's former Executive Chairman.  As Executive Chairman and Chief Business Development Officer, Mr. Zandman has a breadth of knowledge concerning the Company's businesses, as well as close familiarity with the Company's Israel operations where the Company conducts significant research and development and manufacturing activities.

Ruta Zandman is a private stockholder and the wife of the late Dr. Felix Zandman, Vishay's founder and former Executive Chairman. Mrs. Zandman has sole or shared voting power over approximately 44.4% of the Company's total voting power, for which it is deemed appropriate that she serve as a member of the Company's Board. Mrs. Zandman was employed by Vishay as a public relations associate from 1993 to May 2011, and usually accompanied Dr. Zandman as a representative of Vishay; she provides the Board with valuable insight into the Company and its history, as well as her understanding of Dr. Zandman's vision and the evolution of our operations.

Other Information Concerning Directors

Mr. Timothy V. Talbert's term on the Board will expire at the 2025 Annual Meeting.  On February 26, 2025, Mr. Ziv Shoshani resigned from the Board, effective immediately before the election of directors at the 2025 Annual Meeting.  The Company expresses its appreciation for the service Messrs. Talbert and Shoshani have provided as members of the Board.
Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Director Compensation	Table of Contents

DIRECTOR COMPENSATION

Pursuant to our Non-Employee Director Compensation Plan, our non-employee directors were compensated as follows in 2024:

•	An annualized cash retainer of $70,000, paid in two semi-annual installments;

•	An additional $12,000 for each member of the Audit Committee, other than the Chair who receives $30,000;

•	An additional $10,000 for each member of the Compensation Committee, other than the Chair who receives $20,000;

•	An additional $5,000 for each member of the Nominating and Corporate Governance Committee, other than the Chair who receives $15,000; and

•	An annual grant of Restricted Stock Units ("RSUs") on the first stock trading day of the year, determined as a total incentive value of $180,000 divided by the closing stock price of the last trading day of the previous fiscal year, cliff vesting in 3 years or ratably upon earlier cessation of service (other than for cause). Vesting of these awards will accelerate in the event of a change-in-control.

Mrs. Ruta Zandman received additional cash compensation of $150,000 in 2024 for her role as the director responsible for preserving the memory of the late Dr. Felix Zandman and the Company's corporate history.

Board members do not receive a per-meeting fee. Our employee directors are not separately compensated for services performed as directors. The Board evaluates director compensation annually.

The following table provides information with respect to the compensation paid or provided to the Company's non-employee directors during 2024:

NAME	FEES EARNED AND PAID IN CASH	STOCK AWARDS(1)(4)	TOTAL
Dr. Renee B. Booth	$80,000	$168,202	$248,202
Michael J. Cody	$87,000	$168,202	$255,202
Dr. Michiko Kurahashi	$70,000	$168,202	$238,202
Dr. Abraham Ludomirski	$95,000	$168,202	$263,202
John Malvisi	$91,000	$168,202	$259,202
Ziv Shoshani	$70,000	$168,202	$238,202
Timothy V. Talbert	$90,000	$168,202	$258,202
Jeffrey H. Vanneste(2)	$50,000	$168,202	$218,202
Ruta Zandman(3)	$220,000	$168,202	$388,202
Raanan Zilberman	$87,000	$168,202	$255,202

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Director Compensation	Table of Contents

(1)
Amounts represent the fair value of the RSUs granted, determined in accordance with FASB ASC Topic 718 in the year of grant. The grant-date fair value is based on the same assumptions described in Note 12 of our consolidated financial statements included in our Form 10-K filed on February 14, 2025, including the consideration of the present value of assumed dividends which are not received by the RSU holder during the vesting period.  Accordingly, the value of stock awards in the table above will be different than the stated “incentive value” described above. The grant-date fair value is recognized for accounting purposes over the respective vesting periods.

(2)
Mr. Vanneste retired from the Board effective May 21, 2024. Upon his retirement, Mr. Vanneste's outstanding restricted stock units vested proportionally, and the unvested portion of such awards were forfeited. Although we have shown the full grant date fair value of his stock award in accordance with SEC rules, the grant date fair value of the portion of his 2024 stock award that vested was $21,818.

(3)
Effective January 1, 2012, Mrs. Ruta Zandman was appointed as the director responsible for preserving the memory of the late Dr. Felix Zandman and the Company's corporate history. For her continued service on this project, Mrs. Zandman receives $150,000 per annum in addition to her cash retainer of $70,000.

(4)	As of December 31, 2024, the aggregate number of stock awards outstanding for each director was as follows:

NAME	TOTAL STOCK AWARDS OUTSTANDING
Dr. Renee B. Booth	24,084
Michael J. Cody	24,084
Dr. Michiko Kurahashi	24,084
Dr. Abraham Ludomirski	24,084
John Malvisi	7,509
Ziv Shoshani	24,084
Timothy V. Talbert	24,084
Ruta Zandman	24,084
Raanan Zilberman	24,084

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Director Stock Ownership Guidelines	Table of Contents

DIRECTOR STOCK OWNERSHIP GUIDELINES

To further align the interests of the Company's non-employee directors with our stockholders, the Board adopted stock ownership guidelines in 2016 applicable to the Company's non-employee directors, which guidelines were amended and restated as of February 23, 2021 (the "Stock Ownership Guidelines").  The Stock Ownership Guidelines are as follows:

•	Each non-employee director should own an amount of shares of Vishay common stock equal to 5 times the value of the director's annual cash retainer, subject to a 5-year phase-in period; and

•
Following the 5-year phase-in period, non-employee directors who do not meet the required ownership threshold will receive shares in place of the director's annual cash retainer and be subject to stock transfer restrictions until such time as the ownership threshold is satisfied.

The following will be considered "owned" for the purposes of the Stock Ownership Guidelines:
•	All shares underlying each non-employee director's outstanding time-based restricted stock and time-based restricted stock unit awards, whether or not vested;

•	Shares owned outright or otherwise beneficially owned by the non-employee director, his or her spouse and minor children, and any trust for the principal benefit of those individuals; and

•	Shares beneficially owned, whether directly or indirectly, by any investment fund or similar entity with which the non-employee director is affiliated.

Compliance for non-employee directors will be measured on the first trading day in January of each year.

The following table summarizes non-employee director compliance status with the Stock Ownership Guidelines as of January 2, 2025:

DIRECTOR	STATUS
Dr. Renee B. Booth	Compliant
Michael J. Cody	Compliant
Dr. Michiko Kurahashi	Compliant
Dr. Abraham Ludomirski	Compliant
John Malvisi	Compliant
Ziv Shoshani	Compliant
Timothy V. Talbert	Compliant
Ruta Zandman	Compliant
Raanan Zilberman	Compliant

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Governance of the Company	Table of Contents

GOVERNANCE OF THE COMPANY

What is corporate governance?

Corporate governance is the process by which companies govern themselves.

At Vishay, day-to-day business activities are carried out by our employees under the direction and supervision of our CEO.  The Board of Directors oversees these activities. In doing so, each director is required to use his or her business judgment in the best interests of Vishay and our stockholders. The Board's primary responsibilities include:

•	Review of Vishay's performance, strategies, and major decisions;

•	Oversight of Vishay's compliance with legal and regulatory requirements and the integrity of its financial statements;

•	Oversight of management, including review of the CEO's performance and succession planning for key management roles;

•	Oversight of risk management; and

•	Oversight of compensation for the CEO, key executives and the Board, as well as oversight of compensation policies and programs for all employees.

Additional description of the Board's responsibilities is included in our Corporate Governance Principles, which is available to stockholders on our website and in print upon request, as described below.

Where can I find more information about the corporate governance practices of Vishay?

Various corporate governance related documents are available on our website.  These include:

•	Corporate Governance Principles

•	Code of Business Conduct and Ethics

•	Code of Ethics for Financial Officers

•	Audit Committee Charter

•	Nominating and Corporate Governance Committee Charter

•	Compensation Committee Charter

•	Amended and Restated Executive Stock Ownership Guidelines

•	Director Stock Ownership Guidelines

•	Clawback Policy

•	Hedging-Pledging Policy

•	Nominating and Corporate Governance Committee Policy Regarding Qualification of Directors

•	Related Party Transactions Policy

•	Sustainability Report

To view these documents, access ir.Vishay.com and click on "Corporate Governance."  Any of these documents can be obtained in print by any stockholder upon written request to Vishay's investor relations department.

We intend to post any amendments to, or any waivers from, a provision of our Code of Business Conduct and Ethics or Code of Ethics for Financial Officers on our website.
Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Governance of the Company	Table of Contents

What is the composition of our Board of Directors?

Vishay has a staggered Board of Directors divided into three classes. The number of directors is fixed by the Board of Directors, subject to a minimum of three and a maximum of fifteen directors as provided in the Company's charter documents.  As described in Proposal One, three directors are nominated for election as Class I directors for a term expiring at the Annual Meeting of stockholders in 2028.  Biographical information on each of the current and nominated directors is included under the heading "Directors" on page 4.

How does the Board determine which directors are considered independent?

The Board has adopted a formal set of director qualification standards used to determine director independence which meet the independence requirements of the NYSE corporate governance listing standards.   The Board has determined that, to be considered independent, a director may not have a direct or indirect material relationship with the Company other than as a director.  A material relationship is one which impairs or inhibits, or has the potential to impair or inhibit, a director's exercise of critical and disinterested judgment on behalf of the Company and its stockholders.  The materiality standard applied by the Board includes, but is not limited to, the disqualifying relationships set forth in the governance listing standards of the NYSE.  The standards specify the criteria for determining director independence, including strict guidelines for directors and their immediate families regarding employment or affiliation with the Company or our independent registered public accounting firm.  The standards also prohibit the Audit Committee members from having any direct or indirect financial relationship with the Company.

The Nominating and Corporate Governance Committee, with the help of counsel, has reviewed the applicable legal standards for Board and committee member independence and the Company's standards of independence and applied the criteria to determine "audit committee financial expert status". The Committee has also reviewed a summary of the answers to annual questionnaires completed by each director.  On the basis of this review the Committee has communicated its findings to the full Board and the Board has affirmatively concluded that Dr. Renee B. Booth, Michael J. Cody, Dr. Michiko Kurahashi, Dr. Abraham Ludomirski, John Malvisi, Timothy Talbert, and Raanan Zilberman qualify as independent directors. Each of the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee of the Board is composed entirely of independent directors.

How often did the Board meet during 2024?

The Board of Directors met eight times during the year ended December 31, 2024.  Regularly scheduled executive sessions of the Board's independent directors were also held.  In 2024, each director attended at least 75% of the aggregate number of meetings of the Board of Directors and any committee on which such director served.  Vishay's policy on director attendance at annual meetings of stockholders is included in Vishay's Corporate Governance Principles which may be found on our website at ir.Vishay.com.

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Governance of the Company	Table of Contents

What is the role of the Board's Committees and what is their composition?

The Board of Directors maintains an Executive Committee, a Nominating and Corporate Governance Committee, an Audit Committee, a Compensation Committee, and an Equity Award Committee. Each Committee is described below. Copies of all committee charters are available on our website and in print upon request. The composition of these Committees is summarized under "Directors" above.

Executive Committee - The Executive Committee is authorized to exercise all functions of the Board of Directors in the intervals between meetings of the Board to the extent delegated by the Board and as permitted by Delaware law.  The current Chairman of the Executive Committee is Mr. Zandman.

Nominating and Corporate Governance Committee - The functions of the Nominating and Corporate Governance Committee include identifying individuals qualified to become members of the Board; selecting or recommending that the Board of Directors select the director nominees for the next annual meeting of stockholders; developing and recommending to the Board executive officer succession plans; developing and recommending to the Board a set of corporate governance principles for Vishay; overseeing the evaluation of the Board and the management of Vishay; administering Vishay's Related Party Transactions Policy; and performing other related functions specified in the committee's charter.  The current Chairman of the Nominating and Corporate Governance Committee is Dr. Abraham Ludomirski.

Audit Committee - The functions of the Audit Committee include overseeing Vishay's accounting and financial reporting processes; overseeing the audits of our consolidated financial statements and the effectiveness of our internal control over financial reporting; assisting the Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independence and qualifications of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm; and performing other related functions specified in the committee's charter, including the administration of the Company's Stockholder Return Policy. The Audit Committee consists of at least three non-management directors, each of whom satisfies the independence requirements of the rules of the SEC and the governance listing requirements of the NYSE.  All of the members of the Audit Committee also satisfy the financial literacy requirements of the NYSE and our Board has determined that Mr. John Malvisi, the current Chairman of the Audit Committee, qualifies as an Audit Committee financial expert under the rules of the SEC.

Compensation Committee - The functions of the Compensation Committee include evaluating the performance of the Chief Executive Officer; establishing and approving all compensation for our executive officers; making recommendations to the Board with respect to compensation of non-employee directors; making recommendations to the Board with respect to, and administering, our incentive compensation plans and equity based compensation plans; and performing other related functions specified in the Compensation Committee's charter. The current Chairman of the Compensation Committee is Mr. Timothy Talbert.  Mr. Talbert's term on the Board will expire at the 2025 Annual Meeting, and it is expected that Dr. Renee B. Booth, if she is elected to the Board at the 2025 Annual Meeting, will succeed Mr. Talbert as Chairman of the Compensation Committee.  Also see "Executive Compensation."

Equity Award Committee - The Equity Award Committee has been delegated by the Compensation Committee to make certain types of equity awards to any employee who is not an executive officer or non-employee director under our 2023 Long-Term Incentive Plan, pursuant to the terms of such plan and the equity award guidelines approved by our Compensation Committee.  The current Chairman of the Equity Award Committee is Mr. Zandman.

The Chairman of the Compensation Committee presides at the executive sessions of the Board's independent directors.

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Governance of the Company	Table of Contents

	Executive Committee(1)	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee	Equity Award Committee(2)
Number of Meetings during 2024	1	9	4	6	-

(1)	The Executive Committee meets informally throughout the year to discuss various business issues. Informal meetings are not included in the number of meetings disclosed above.
(2)	Most actions by the Equity Award Committee are executed by unanimous written consent.

What is the Board's leadership structure?

The Board believes that it is important and in the Company's best interests to retain the flexibility to combine or separate the responsibilities of the offices of Chairman of the Board and CEO, as determined by the Board from time to time.  The Board separated the positions of Chairman and CEO in 2004 when the Company's late founder and Chairman, Dr. Felix Zandman, stepped down from his position as our CEO to focus mainly on technical and business development issues.  Mr. Marc Zandman succeeded Dr. Zandman as Executive Chairman of the Board of Directors and Chief Business Development Officer upon Dr. Zandman's passing.  Mr. Marc Zandman is significantly involved with the Company's strategic direction as our Executive Chairman and Chief Business Development Officer, overseeing our acquisition strategy.  Accordingly, the Company believes that it is appropriate that he serve as Executive Chairman.  At the same time, the active membership of our CEO, Joel Smejkal, on the Board assures our Board of the benefit of the CEO's comprehensive knowledge of the Company's business, operations, industry environment and competitive challenges.

Independent directors and management have different perspectives and roles in strategy development.  Our independent directors bring oversight skills and experience from outside the Company and the industry, while our CEO and Executive Chairman bring Company-specific expertise. This structure permits open discussion and assessment of the Company's ability to manage the risks and challenges the Company faces and provides the appropriate balance between strategy development and independent oversight of management.

The independent directors meet in regularly scheduled executive sessions and when required, in special executive sessions.

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Governance of the Company	Table of Contents

What is the Board's role in risk oversight?

Management continually monitors the material risks facing the Company, including financial risk, strategic risk, operational risk, cybersecurity risk, and legal and compliance risk. The Board of Directors is responsible for exercising oversight of management's identification and management of, and planning for, those risks. Although the Board is ultimately responsible for risk oversight at the Company, the Board has delegated to certain committees oversight responsibility for those risks that are directly related to their area of focus.

The Audit Committee reviews our policies and guidelines with respect to risk assessment and risk management, including our material financial risk exposures and cybersecurity risk, and oversees the steps management has taken to monitor and control those exposures.

The Compensation Committee considers risk issues when establishing and administering our compensation programs for executive officers and other key personnel.
The Nominating and Corporate Governance Committee oversees corporate governance risks, including matters relating to the composition and organization of the Board and recommends to the Board how its effectiveness can be improved by changes in its composition and organization.

Each of these committees routinely reports to the Board on the management of these specific risk areas. To permit the Board and its committees to perform their respective risk oversight roles, individual members of management who supervise the Company's risk management report directly to the Board or the relevant committee of the Board responsible for overseeing the management of specific risks, as applicable.

The Board believes that full and open communication between management and the Board is essential for effective risk management and oversight. Members of the Company's senior management regularly attend Board and committee meetings and are available to address any questions or concerns raised on matters related to risk management. The Board and its committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by making inquiries of management with respect to areas of particular interest to the Board.

How does the Board select nominees for the Board?

In selecting candidates for nomination at the annual meeting of our stockholders, the Nominating and Corporate Governance Committee begins by determining whether the incumbent directors whose terms expire at the meeting desire and are qualified to continue their service on the Board. We are of the view that the repeated service of qualified incumbents promotes stability and continuity in the boardroom, giving us the benefit of the familiarity and insight into our affairs that our directors have accumulated during their tenure and contributing to the Board's ability to work as a collective body.  Accordingly, it is the policy of the Committee, absent special circumstances, to nominate qualified incumbent directors who continue to satisfy the Committee's criteria for membership on the Board, who the Committee believes will continue to make important contributions to the Board, and who consent to stand for re-election and, if re-elected, to continue their service on the Board.  If there are Board positions for which the Committee will not be re-nominating a qualified incumbent, the Committee will solicit recommendations for nominees from persons who the Committee believes are likely to be familiar with qualified candidates, including members of the Board and senior management.

The Committee may also engage an independent search firm to assist in identifying qualified candidates.  Where such a search firm is engaged, the Committee will set the fees and scope of engagement.  The Committee will review and evaluate each candidate who it believes merits serious consideration, taking into account all available information concerning the candidate, the qualifications for Board membership established by the Committee, the existing composition and mix of talent and expertise on the Board and other factors that it deems relevant.  In conducting its review and evaluation, the Committee may solicit the views of management and other members of the Board and may, if deemed helpful, conduct interviews of proposed candidates.  The Committee will evaluate candidates recommended by stockholders in the same manner as candidates recommended by other persons, except that the Committee may consider, as one of the factors in its evaluation of stockholder recommended candidates, the size and duration of the interest of the recommending stockholder or stockholder group in the equity of Vishay and whether the stockholders or stockholder group intend to continue holding its interest through the annual meeting date.

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Governance of the Company	Table of Contents

What qualifications must a director have?

Candidates for nomination to our Board are selected by the Nominating and Corporate Governance Committee in accordance with the Committee's charter, our Certificate of Incorporation, our Amended and Restated Bylaws (as amended, the "Bylaws") and our Corporate Governance Principles.  Under our Nominating and Corporate Governance Committee Policy Regarding Qualifications of Directors, which can be found on our website, we require that all candidates for director (including the continued service of existing members) be persons of integrity and sound ethical character; be able to represent all stockholders fairly; have no interests that materially conflict with those of Vishay and our stockholders; have demonstrated professional achievement; have meaningful management, advisory or policy making experience; have a general appreciation of the major business issues facing the Company; and have adequate time to devote to serve on the Board of Directors. When considering nominees, the Nominating and Corporate Governance Committee may also consider whether the candidate possesses the qualifications, experience and skills it considers appropriate in the context of the Board's overall composition and needs.  A limited exception to some of these requirements, other than the requirements of integrity and ethics and the absence of material conflict, may be made for a holder of substantial voting power.  Additionally, directors may not stand for re-election after the age of 75 unless the Board makes an affirmative determination that, because of the importance and value of the continued service of a director, the retirement policy should be waived, and in no event may a director stand for re-election after the age of 85.  This policy does not apply to any person who controls more than 20% of the voting power of the Company. We also require that a majority of directors be independent; at least three of the directors have the financial literacy necessary for service on the Audit Committee and at least one of these directors qualifies as an Audit Committee financial expert; at least some of the independent directors have served as senior executives of public or substantial private companies; and at least some of the independent directors have general familiarity with the industries in which we operate.  Additionally, while the Company does not have a formal policy with respect to the consideration of diversity in identifying director candidates, the benefits of board diversity are considered in the nominations process, including diversity of background and experience. A detailed description of the qualifications required of candidates for director, as well as the specific qualities or skills we believe should be possessed by one or more directors, can be found on our website under our Nominating and Corporate Governance Committee Policy Regarding Qualifications of Directors.

To assist it with its evaluation of the director nominees for election at the 2025 Annual Meeting, the Nominating and Corporate Governance Committee took into account all of the factors listed above.  In the section "Directors", under the heading "Nominees for Terms Expiring 2028", we provide an overview of each nominee's principal occupation, together with the qualifications, key attributes and skills that the Nominating and Corporate Governance Committee and the Board believes will best serve the interests of the Board, the Company and our stockholders.

Can I recommend a nominee for director?

Yes. The Nominating and Corporate Governance Committee will consider recommendations for director nominations submitted by stockholders entitled to vote generally in the election of directors. Submissions must be made in accordance with the Committee's procedures, as outlined below and set forth on our website.  For each annual meeting of our stockholders, the Committee will accept for consideration only one recommendation from any stockholder or affiliated group of stockholders. The Committee will only consider candidates who satisfy our minimum qualifications for director, as summarized in this proxy statement and as set forth on our website.  In considering a stockholder recommendation, the Committee will take into account, among other factors, the size and duration of the recommending stockholder's ownership interest in Vishay and whether the stockholder intends to continue holding that interest through the annual meeting date.  Stockholders should be aware, as discussed above, that it is our general policy to re-nominate qualified incumbent directors and that, absent special circumstances, the Committee will not consider other candidates when a qualified incumbent director consents to stand for re-election.

A stockholder wishing to recommend to the Nominating and Corporate Governance Committee a candidate for election as director must submit the recommendation in writing, addressed to the Committee, care of our Corporate Secretary, at Vishay Intertechnology, Inc., 63 Lancaster Avenue, Malvern, PA 19355.  Submissions must be made by mail, courier, or personal delivery.  E-mailed submissions will not be considered.  Submissions recommending candidates for election at an annual meeting of stockholders must generally be received no later than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior annual meeting of stockholders.  In the event that the date of an annual meeting of stockholders is changed by more than 30 days following the first anniversary date of the annual meeting of stockholders for the prior year, the submission must be made a reasonable time in advance of the mailing of our proxy statement for the current year.   Each nominating recommendation must be accompanied by the information called for by our "Procedures for Securityholders' Submission of Nominating Recommendations".  This includes specified information concerning the stockholder or group of stockholders making the recommendation and the proposed nominee, any relationships between the recommending stockholder or stockholders and the proposed nominee and the qualifications of the proposed nominee to serve as director.  The recommendation must also be accompanied by the consent of the proposed nominee to serve if nominated and elected and the agreement of the nominee to be contacted by the Committee, if the Committee decides in its discretion to do so.

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Governance of the Company	Table of Contents

How do stockholders and others communicate with the Board?

Vishay stockholders may communicate with the Board of Directors, any committee of the Board or any individual director, and any interested party may communicate with the independent directors of the Board as a group, by delivering such communications either in writing addressed or by e-mail to:

By Mail	By e-mail
Corporate Secretary Vishay Intertechnology, Inc. 63 Lancaster Avenue Malvern, PA 19355	boardofdirectors@Vishay.com Communications should not exceed 1,000 words

All communications must be accompanied by the following information: (i) if the person submitting the communication is a securityholder, a statement of the type and amount of the securities of Vishay that the person holds; (ii) if the person submitting the communication is not a securityholder and is submitting the communication to the independent directors as an interested party, the nature of the person's interest in Vishay; (iii) any special interest, meaning an interest not in the capacity as a securityholder of Vishay, of the person in the subject matter of the communication; and (iv) the address, telephone number and e-mail address, if any, of the person submitting the communication.  Communications addressed to directors may, at the direction of the directors, be shared with Vishay's management.

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Proposal One	Table of Contents

PROPOSAL ONE

ELECTION OF DIRECTORS

Our stockholders will be asked to consider three nominees for election to our Board to serve as Class I directors for a term expiring at the annual meeting of stockholders in 2028, and until their successors, if any, are elected or appointed, or their earlier death, resignation, retirement, disqualification or removal. The nominees are:

Class I nominees:

Dr. Renee B. Booth

Dr. Michiko Kurahashi

Joel Smejkal

Each nominees' current positions and offices, tenure as a Vishay director, their respective committee memberships, and their qualifications are set forth under "Directors" beginning on page 4. All of the nominees are current Vishay directors. The Nominating and Corporate Governance Committee reviewed the qualifications of each of the nominees and recommended to our Board that each nominee be submitted to a vote of our stockholders at the 2025 Annual Meeting.  The Board approved the Committee's recommendation at its meeting on February 26, 2025.

Each of the nominees has agreed to be named and to serve if elected. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

If any nominee for director becomes unavailable for election, the proxies will be voted for such substitute nominee(s) as the Board of Directors may propose. If you voted for the unavailable nominee, your vote will be cast for his or her replacement.

The Board of Directors recommends that you vote "FOR ALL" the nominees for election as Class I directors.

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Report of the Audit Committee	Table of Contents

REPORT OF THE AUDIT COMMITTEE

Management is responsible for maintaining effective internal control over financial reporting, for assessing the effectiveness of internal control over financial reporting, and for preparing our consolidated financial statements. Our independent registered public accounting firm is responsible for, among other things, performing an independent audit of our consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and issuing a report thereon. Our independent registered public accounting firm is also responsible for auditing the effectiveness of our internal control over financial reporting in accordance with standards of the PCAOB, and issuing a report thereon. It is the responsibility of the Audit Committee to monitor and oversee these processes.

In fulfilling its oversight duties, the Audit Committee reviewed and discussed the following with management and our independent registered public accounting firm, Ernst & Young LLP:  (a) the audited financial statements for the fiscal year ended December 31, 2024; (b) the effectiveness of our internal control over financial reporting; and (c) discussed with the independent registered public accounting firm matters required to be discussed under PCAOB standards. These required communications addressed, among other topics, overall audit strategy, timing of the audit, and significant risks identified and any changes thereto; the independent registered public accounting firm's responsibility under the standards of the PCAOB; going concern; significant and critical accounting policies and practices; critical accounting estimates; significant unusual transactions; difficult or contentious matters subject to consultation outside of the audit team; new accounting pronouncements; material alternative accounting treatments; corrected misstatements; uncorrected misstatements considered by management to be immaterial; significant deficiencies and material weaknesses in internal control over financial reporting; other information in documents containing audited financial statements; management's Section 302 disclosures about changes in internal control; additional information included in management's report on internal control; fraud and illegal acts; information relevant to the audit; fees and related SEC disclosures; significant issues discussed with management in connection with the auditor's retention; significant difficulties encountered in performing an audit; disagreements with management; management's consultations with other accountants; other material written communications with management; and AICPA ethics ruling regarding third-party service providers. The Audit Committee received from the independent registered public accounting firm written disclosures regarding the firm's independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent registered public accounting firm, the firm's independence. The Audit Committee also considered the compatibility of non-audit services provided to Vishay by Ernst & Young LLP, and the fees and costs billed or to be billed for these services, with the maintenance of the independent registered public accounting firm's independence. The Committee has concluded that the provision of the non-audit services by Ernst & Young LLP in 2024 did not impair the independent registered public accounting firm's independence. (The fees and costs billed by the independent registered public accounting firm for audit and non-audit services in 2024 and 2023 are shown under Proposal Two.) Under the Audit and Non-Audit Services Pre-Approval Policy that was adopted by the Audit Committee in May 2003 (which was amended and restated in October 2010), the Audit Committee must pre-approve all audit and non-audit services provided to Vishay by the independent registered public accounting firm. The policy sets forth the procedures and conditions for pre-approval of these services. All of the audit and non-audit services provided by the independent registered public accounting firm since adoption of the Audit and Non-Audit Services Pre-Approval Policy were pre-approved by the Committee in accordance with such policy.

The Audit Committee consists of at least three non-management directors, each of whom satisfies the independence requirements of the rules of the SEC and the governance listing requirements of the NYSE. All of the members of the Committee also satisfy the financial literacy requirements of the NYSE and our Board has determined that Mr. John Malvisi, the Chairman of the Committee, qualifies as an Audit Committee financial expert under the rules of the SEC.

The Audit Committee is responsible for appointment, compensation and oversight of the independent registered public accounting firm. The Committee annually reviews independent registered public accounting firm's performance and independence in deciding whether to retain the firm or engage a different independent registered public accounting firm. In the course of these reviews, the Committee considers, among other things, the quality and efficiency of the firm's historical and recent audit plans and performance on the Company's audit; the firm's capability and expertise in handling the breadth and complexity of the Company's worldwide operations.

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Report of the Audit Committee	Table of Contents

Ernst & Young LLP has served as the Company's independent registered public accounting firm since 1968.  The Audit Committee believes that the knowledge of the Company's business gained by Ernst & Young LLP through this period of service is valuable and that retaining Ernst & Young LLP is in the best interests of the Company and our stockholders.  Pursuant to SEC rules, the lead partner must be rotated after five years, which provides the Company the benefit of new thinking and approaches.  The Audit Committee is involved in the selection of the lead partner from Ernst & Young LLP to service the Company.

Based upon the above review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for filing with the SEC. The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2025, but the Committee has determined in accordance with our historical practices to submit the appointment for ratification by stockholders (see Proposal Two).

Respectfully submitted,

The Audit Committee of the Board of Directors

John Malvisi, Chairman
Michael J. Cody
Raanan Zilberman

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act or the Exchange Act that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the above report shall not be deemed to be "soliciting material" or "filed" with the SEC and shall not be deemed to be incorporated by reference into any such filing.

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Proposal Two	Table of Contents

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors is responsible for the selection of our independent registered public accounting firm.  The Committee has determined to reappoint the public accounting firm of Ernst & Young LLP as independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2025, as well as to audit the effectiveness of our internal control over financial reporting.  Although stockholder approval for the appointment of the independent registered public accounting firm is not required, we are continuing our practice of submitting the selection of the independent registered public accounting firm to stockholders for their ratification.

Ernst & Young LLP has served as our independent registered public accounting firm continuously since 1968. The Audit Committee believes that the knowledge of the Company's business gained by Ernst & Young LLP through this period of service is valuable.  Pursuant to the SEC rules, the lead partner must be rotated after five years, which provides the Company and our stockholders the benefit of new thinking and approaches.

Representatives of the firm of Ernst & Young LLP are expected to be present at the 2025 Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

Under the Audit and Non-Audit Services Pre-Approval Policy that was adopted by the Audit Committee in May 2003 (which was amended and restated in October 2010), the Audit Committee must pre-approve all audit and non-audit services provided to Vishay by the independent registered public accounting firm.  The policy sets forth the procedures and conditions for pre-approval of these services.  The Audit Committee has pre-approved generally the engagement of the independent registered public accounting firm for services relating to our filings with the SEC (including comfort letters and consents for securities offerings), acquisition or disposition related diligence activities, internal control review and compliance, interpretation and compliance with accounting and accounting-related disclosure rules and standards, certain attest services, domestic and international tax planning and compliance, and risk management.

The following table sets forth the aggregate fees billed by Ernst & Young LLP for audit and non-audit services rendered to Vishay in 2024 and 2023.  These fees are categorized as audit fees, audit-related fees, tax fees, and all other fees.  The nature of the services provided in each category is described following the table.
	2024	2023
Audit fees	$5,600,000	$5,200,000
Audit-related fees	100,000	400,000
Tax fees	600,000	600,000
All other fees	100,000	1,100,000
Total fees	$6,400,000	$7,300,000

Audit fees. These fees generally consist of professional services rendered for the audits of the consolidated financial statements of Vishay and its internal control over financial reporting, quarterly reviews, statutory audits, and assistance with and review of documents filed with the SEC.

Audit-related fees.  These fees generally consist of assurance and other services related to the performance of the audit or review of Vishay's financial statements or that are traditionally performed by the independent registered public accounting firm such as issuance of consents and comfort letters, and consultations concerning financial accounting and reporting standards.

Tax fees.  These fees generally relate primarily to tax compliance, including review and preparation of corporate and expatriate tax returns, assistance with tax audits, review of the tax treatment for certain expenses, extra-territorial tax analysis, and tax due diligence relating to acquisitions.  They also include fees for state and local tax planning and consultations with respect to various domestic and international tax matters.

All other fees.  These fees generally consist of reviews for compliance with various government regulations, risk management and treasury reviews and assessments and audits of various contractual arrangements.

Vishay did not make use in 2024 of the rule that waives pre-approval requirements for non-audit services in certain cases if the fees for these services constitute less than 5% of the total fees paid to the independent registered public accounting firm during the year.

The Audit Committee and the Board of Directors recommend that you vote "FOR"
the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2025.

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Security Ownership of Certain Beneficial Owners and Management	Table of Contents

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

On March 24, 2025, the record date for the 2025 Annual Meeting, Vishay had 123,438,901 shares of common stock (excluding treasury shares) and 12,097,148 shares of Class B common stock outstanding and entitled to vote.  Shares of treasury stock are not entitled to vote at the 2025 Annual Meeting.

Each share of common stock outstanding and eligible to vote entitles the holder to one vote, and each share of Class B common stock entitles the holder to ten votes.

Class B shares are transferable only to certain permitted transferees while the common stock is freely transferable.  Class B shares are convertible on a one-for-one basis at any time into shares of common stock.  Transfers of Class B shares other than to permitted transferees result in the automatic conversion of the Class B shares into common stock.  Voting is not cumulative.  The percentage of total voting power below represents voting power with respect to all shares of common stock and Class B common stock, as a single class, calculated on the basis of ten votes per share of Class B common stock and one vote per share of common stock.

The following table shows the number of shares of Vishay common stock and Class B common stock beneficially owned by (a) each director and director nominee, (b) each Named Executive Officer, (c) the directors, director nominees, and executive officers of Vishay as a group, and (d) any person owning more than 5% of Vishay common stock or the Class B common stock.  Unless otherwise noted, the information is stated as of the record date, and the beneficial owners exercise sole voting or dispositive power over their shares. The percentages of class and voting power amounts set forth in the table below are based on the number of shares outstanding and eligible to vote as of the record date, rather than based on the percentages set forth in stockholders’ Schedules 13G or 13D, as applicable, filed with the SEC.

	COMMON STOCK		CLASS B COMMON STOCK
NAME	SHARES OF STOCK	PERCENT OF CLASS	SHARES OF STOCK		PERCENT OF CLASS	VOTING POWER
Directors and Named Executive Officers
Marc Zandman	-	*	8,618,334	(2)	71.2%	35.3%
Dr. Renee B. Booth	8,166	*	-		-	*
Michael J. Cody	30,189	*	-		-	*
Dr. Michiko Kurahashi	8,166	*	-		-	*
Lori Lipcaman	100,914	*	-		-	*
Dr. Abraham Ludomirski	52,968	*	-		-	*
John Malvisi	8,929	*	-		-	*
David McConnell	5,091	*	-		-	-
Roy Shoshani	16,648	*	-		-	*
Ziv Shoshani	58,564	*	8,616,834	(3)	71.2%	35.3%
Joel Smejkal	75,738	*	-		-	*
Timothy V. Talbert	84,554	*	-		-	*
Jeff Webster	39,093	*	-		-	*
Ruta Zandman	62,653	*	10,849,383	(1)	89.7%	44.4%
Raanan Zilberman	8,230	*	-		-	*
All Directors and Executive Officers as a group (15 Persons)(4)(5)	429,814	*	10,850,883		89.7%	44.6%

5% Stockholders
Eugenia Ames(7)	-	*	2,232,549		18.5%	* (6)
Deborah S. Larkin(8)	-	*	706,755		5.8%	2.9%
BlackRock, Inc.(9)	18,858,799	15.3%	-		-	7.7%
Dimensional Fund Advisors, LP(10)	9,430,797	7.6%	-		-	3.9%
Norges Bank(11)	8,484,242	6.9%				3.5%
The Vanguard Group, Inc.(12)	16,626,430	13.5%	-		-	6.8%

* Represents less than 1% of the outstanding shares of such class or the total voting power, as the case may be.

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Security Ownership of Certain Beneficial Owners and Management	Table of Contents

(1)
Includes 8,616,834 shares of Class B common stock held in a family trust, of which Mrs. Ruta Zandman, Mr. Marc Zandman and Mr. Ziv Shoshani are co-trustees, and have shared voting power. Pursuant to an agreement related to that family trust, each of Mrs. Zandman and Messrs. Zandman and Shoshani is required to cause shares controlled by the trust to be voted in support of the election of each of the co-trustees as directors of the Company.  Additionally, includes 2,232,549 shares of Class B common stock that are subject to a voting agreement pursuant to which Mrs. Zandman, as Voting Representative, may direct the voting of such shares.

(2)
Includes the same 8,616,834 shares of Class B common stock held in a family trust, of which Mrs. Ruta Zandman, Mr. Marc Zandman and Mr. Ziv Shoshani are co-trustees, and have shared voting power. Pursuant to an agreement related to that family trust, each of Mrs. Zandman and Messrs. Zandman and Shoshani is required to cause shares controlled by the trust to be voted in support of the election of each of the co-trustees as directors of the Company.  Additionally, includes 750 shares of Class B common stock directly owned by Mr. Marc Zandman; and 750 shares of Class B common stock owned by one of Mr. Marc Zandman's children.

(3)	Includes the same 8,616,834 shares of Class B common stock held in a family trust, of which Mrs. Ruta Zandman, Mr. Marc Zandman and Mr. Ziv Shoshani are co-trustees, and have shared voting power. Pursuant to an agreement related to that family trust, each of Mrs. Zandman and Messrs. Zandman and Shoshani is required to cause shares controlled by the trust to be voted in support of the election of each of the co-trustees as directors of the Company.

(4)	The business address for all directors and executive officers is: c/o Vishay Intertechnology, Inc., 63 Lancaster Avenue, Malvern, PA 19355.

(5)	Total for All Directors and Executive Officers as a group excludes Ms. Lori Lipcaman and Mr. Jeff Webster, who were no longer executive officers as of the record date, and includes executive officers who are not Named Executive Officers.

(6)
Such shares are subject to a voting agreement pursuant to which Mrs. Ruta Zandman, as Voting Representative, may direct the voting of such shares, and are included in the 2,232,549 shares of Class B common stock reported as being beneficially owned by Mrs. Zandman in Footnote 1.  Ms. Ames has dispositive power of such shares.  Ms. Ames is the record holder of 506,216 of these shares; the balance of the shares are held by trusts for the benefit of Ms. Ames's children and other family members.

(7)	The business address for Eugenia Ames is Janney Montgomery Scott, 780 Route 37 West, Suite 130, Toms River, NJ 08755, c/o Mr. Leroy Rachlin.

(8)	The business address for Deborah S. Larkin is World Financial, 270 Madison Avenue, Suite 1503, New York, NY 10016, c/o Mr. Bruce Auerbach.

(9)	Based on information provided in a Schedule 13G/A filed on February 5, 2025, by BlackRock, Inc. According to the Schedule 13G/A, BlackRock, Inc. may be deemed to have sole power to vote or direct the vote with respect to 18,597,421 shares of common stock; and sole power to dispose or direct the disposition with respect to 18,858,799 shares. BlackRock, Inc. is located at 50 Hudson Yards, New York, New York 10001.

(10)
Based on information provided in a Schedule 13G/A filed on February 9, 2024, by Dimensional Fund Advisors, LP.  According to the Schedule 13G/A, Dimensional Fund Advisors, LP may be deemed to have sole power to vote or direct the vote with respect to 9,295,854 shares of common stock; and sole power to dispose or direct the disposition with respect to 9,430,797 shares. Dimensional Funds Advisors, LP is located at 6300 Bee Cave Road, Building One, Austin, Texas 78746.

(11)
Based on information provided in a Schedule 13G/A filed on February 11, 2025, by Norges Bank.  According to the Schedule 13G, Norges Bank may be deemed to have sole power to vote or direct the vote with respect to 8,484,006 shares of common stock; sole power to dispose or direct the disposition with respect to 8,484,006 shares; and shared power to dispose or direct the disposition with respect to 236 shares. Norges Bank is located at Bankplassen 2, PO Box 1179, Sentrum, NO 0107 Oslo, Norway.

(12)
Based on information provided in a Schedule 13G/A filed on January 31, 2025, by The Vanguard Group, Inc.  According to the Schedule 13G/A, The Vanguard Group, Inc. may be deemed to have shared power to vote or direct the vote with respect to 116,647 shares of common stock; sole power to dispose or direct the disposition with respect to 16,363,699 shares; and shared power to dispose or direct the disposition with respect to 262,731 shares. The Vanguard Group, Inc. is located at 100 Vanguard Blvd., Malvern, PA 19355.

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Security Ownership of Certain Beneficial Owners and Management	Table of Contents

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, as amended, requires our directors and executive officers and persons who beneficially own more than ten percent of our common stock to report their ownership of and transactions in our stock in filings with the SEC.  Vishay believes, based solely on a review of our records and other publicly available information, that our directors and executive officers and persons who beneficially own more than ten percent of our common stock complied with all applicable Section 16(a) reporting requirements during the year ended December 31, 2024.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was at any time during 2024 an officer or employee of Vishay or any of the Company's subsidiaries nor was any such person a former officer of Vishay or any of the Company's subsidiaries. In addition, no Compensation Committee member is an executive officer of another entity at which one of the Company's executive officers serves on the board of directors.

Restrictions on Hedging and Pledging

The Board considers it inappropriate for persons employed by or associated with the Company to engage in certain transactions related to the securities of the Company which could result in their interests no longer being aligned with the same interests and objectives as other stockholders of the Company. Therefore, as part of our Securities Trading Policy, we restrict these persons from hedging, engaging in short-sales, transacting in publicly traded options, and pledging securities of the Company.

The restrictions apply to all directors, officers, employees, and consultants of the Company or its subsidiaries (“service providers”) as well as family members and any others that reside with a service provider. Family members who do not reside with a service provider are subject to the restrictions if a service provider directs, influences, or controls their transactions in securities of the Company. This includes, for example, parents or children of a service provider who consult with the service provider regarding their trades. Lastly, entities that a service provider influences or controls, such as corporations, partnerships or trusts, are subject to the restrictions (collectively, the “covered persons”).

Hedging. Certain hedging and monetization transactions, such as zero-cost collars and forward sale contracts, involve the establishment of a short position in securities of the Company and limit or eliminate the covered person’s ability to profit from an increase in the value of securities of the Company. Accordingly, these transactions can cause a covered person’s interests to be misaligned with other stockholders of the Company. The Company therefore prohibits all hedging and monetization transactions involving securities of the Company. Short sales of securities of the Company (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery), and transactions in publicly traded options in securities of the Company, such as puts, calls and other derivative securities, are also prohibited.

Pledging. Securities of the Company held in a margin account or pledged as collateral for a loan may be sold without the covered person’s consent if he or she fails to meet a margin call or defaults on a loan, which may occur at a time when the covered person is aware of material nonpublic information or is otherwise not permitted to trade in Company securities. Therefore, these activities are prohibited.

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Executive Compensation	Table of Contents

EXECUTIVE COMPENSATION

Information Concerning Executive Officers

This Executive Compensation section describes the overall compensation practices at Vishay and specifically describes the total compensation of our Named Executive Officers.

The Named Executive Officers of Vishay for fiscal 2024 along with their respective ages and positions with Vishay were as follows:

NAME	AGE	POSITION

Marc Zandman(1)	63	Executive Chairman of the Board, Chief Business Development Officer, President – Vishay Israel Ltd.
Joel Smejkal(1)	58	Chief Executive Officer, President and Director
Jeff Webster(2)	54	Former Executive Vice President and Chief Operating Officer
David McConnell(3)	58	Executive Vice President and Chief Financial Officer
Roy Shoshani	51	Executive Vice President - Chief Operating Officer - Semiconductors and Chief Technical Officer
Lori Lipcaman(4)	67	Former Executive Vice President and Chief Financial Officer

(1)	Biography is provided with the Directors' biographies under the heading "Directors".
(2)	Mr. Webster stepped down from his position of Executive Vice President and Chief Operating Officer effective January 13, 2025.
(3)	Mr. McConnell was appointed Executive Vice President and Chief Financial Officer effective March 1, 2024.
(4)	Ms. Lipcaman stepped down from her position of Executive Vice President and Chief Financial Officer effective February 29, 2024.

Jeff Webster served as Chief Operating Officer from January 1, 2023 to January 13, 2025. Mr. Webster held various positions of increasing responsibility since joining Vishay in 2000 including Executive Vice President and Business Head Passive Components (2020 - 2022), Senior Vice President Global Quality (2014 - 2019), and Vice President Global Quality - Actives (2000 - 2014). Prior to joining Vishay, Mr. Webster worked for Intersil. Mr. Webster's experience includes roles in quality, operations, and R&D.

David McConnell was appointed Executive Vice President - Chief Financial Officer effective March 1, 2024. Mr. McConnell has held various positions of increasing responsibility since joining Vishay in 1992, including Senior Vice President - Corporate Treasurer and Risk Management since January 2016, and responsibility for corporate treasury since 2011. Mr. McConnell's experience includes numerous roles in corporate, regional, and divisional finance. Prior to joining Vishay, Mr. McConnell worked at Ernst & Young LLP serving large, multinational clients in various industries. Mr. McConnell is a Certified Public Accountant in Pennsylvania.

Roy Shoshani was appointed Executive Vice President - Chief Operating Officer - Semiconductors and Chief Technical Officer effective January 13, 2025. Mr. Shoshani has held various positions of increasing responsibility since joining Vishay in 2004, including Executive Vice President - Chief Technical Officer (2023-2025), Deputy to the Chief Technical Officer (2021-2022), Vice President Integrated Circuits Division (2009-2022), and Vice President R&D - Semiconductors (2020-2021).  Prior to joining Vishay, Mr. Shoshani worked for Harmonic.  Mr. Shoshani’s experience with Vishay includes divisional leadership roles in R&D, marketing, business development and operations. Roy Shoshani is the brother of director Ziv Shoshani and is a nephew of director Ruta Zandman.

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Executive Compensation	Table of Contents

Lori Lipcaman served as Executive Vice President and Chief Financial Officer of the Company from September 1, 2011 until February 29, 2024. Ms. Lipcaman had been appointed Executive Vice President and Chief Accounting Officer in September 2008. Previously, she served as Vishay's Corporate Senior Vice President, Operations Controller, from March 1998 to September 2008. Prior to that, she served in various positions of increasing responsibility in finance and controlling since joining the Company in May 1989.

Officers serve, at the discretion of the Board of Directors, until the meeting of the Board of Directors next following each annual meeting of stockholders, subject to their rights under any contracts of employment described under "Compensation Discussion and Analysis."

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Executive Compensation	Table of Contents

Compensation Discussion and Analysis

Overview

The Compensation Committee of the Board of Directors establishes and approves all compensation for all executive officers and administers Vishay's incentive and equity-based compensation plan.

SEC disclosure rules require tabular presentation regarding the compensation of the registrant's principal executive officer ("PEO"), principal financial officer ("PFO"), including any person who previously served as the registrant's PEO or PFO during the relevant year, and the registrant's three mostly highly compensated executive officers other than the PEO and PFO. While the Compensation Committee determines compensation for all executive officers, this Compensation Discussion and Analysis is focused on the five individuals listed in the Summary Compensation Table on page 42 (our "Named Executive Officers").

Compensation Philosophy Generally

Vishay's compensation programs are designed to support our business goals and promote the short- and long-term profitable growth of the Company.  Vishay's equity plans are designed to ensure that executive compensation programs and practices are aligned with the long-term interests of Vishay's stockholders.  Total compensation of each individual varies with individual performance and Vishay's overall performance in achieving financial and non-financial objectives.

The Compensation Committee and Vishay's management believe that compensation should help to recruit, retain, and motivate key employees who can function effectively both in periods of recession and economic expansion.  Ordinarily an executive officer's total compensation should consist of a combination of cash payments and equity awards, to achieve the right balance between short- and long-term performance.  Equity-based compensation should serve to align the interests of management with those of stockholders.  Severance protection and retirement benefits should provide executives with an appropriate level of economic security, commensurate with their contributions to the Company and their tenure.

The Compensation Committee, in consultation with its independent compensation consultant, our Chief Executive Officer, and our Executive Chairman, undertakes an annual review of the compensation arrangements of Vishay's other executive officers.

Performance Philosophy

The Company's compensation philosophy is intended to integrate with its philosophy of evaluating operating performance.  The Company utilizes several measures and metrics to evaluate its performance, as further described in "Performance Measures and Metrics" below, and in turn, the Compensation Committee utilizes similar measures in evaluating executive officer compensation.

The Compensation Committee believes that the elements of compensation for the Company's senior executives reward intrinsically sound management decisions and do not encourage risk-taking to enhance short-term profitability at the expense of the long-term health and viability of the enterprise.  While the design of our executive compensation program is primarily performance-based, we do not believe that it encourages excessive risk-taking. The Compensation Committee believes that the Company's senior executives have taken a prudent approach to corporate risk management. In addition, the Company has in place a risk management program designed to identify, evaluate and control risks. Through this program, we take a company-wide view of risks and have a network of systems and oversight to ensure that risks are not viewed in isolation and are appropriately controlled and reported, including a system of reporting to the full Board and its Committees. We believe that our compensation programs work within this system.

In response to current trends in executive compensation practices, as well as SEC rules encouraging more explicit focus on risks arising from compensation policies, Vishay has commenced a practice of more deliberately focusing on the risks, if any, arising from its executive compensation arrangements, and modifying such arrangements to the extent necessary to minimize any such risks.

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Executive Compensation	Table of Contents

The factors considered by the Compensation Committee in evaluating the risks arising from compensation arrangements, which have been incorporated into the terms and conditions of such compensation arrangements, include, in no particular weighting or order of prominence:

•	Minimum base salary levels are fixed in amount;

•
While annual cash bonuses focus on the achievement of short-term or annual goals, and short-term goals may encourage risk-taking, annual cash bonuses for Named Executive Officers are capped in order to balance the risk; and

•	A significant portion of our RSUs carry performance conditions which are tied to operating results or rTSR metrics over a three-year period.

Furthermore, with respect to Mr. Zandman:

•	a meaningful portion of compensation is deferred until retirement or termination of employment under our non-qualified deferred compensation plan; and

•	phantom stock units are only settled upon retirement or termination of employment, thus providing an incentive for the creation of long-term stockholder value.

Each of these factors is intended to encourage an appropriate long-term focus, and to align the long-term interests of senior management with those of our stockholders.

Executive Stock Ownership Guidelines

To further align the interests of the Company's executives with our stockholders, the Board adopted amended and restated Executive Stock Ownership Guidelines in 2023 (the "Executive Stock Ownership Guidelines") applicable to the Company's Chief Executive Officer, Chief Financial Officer and all executive vice presidents (the "Covered Executives"), which provide:

•
The Chief Executive Officer is required to own shares of the Company's common stock having an aggregate fair market value equal to or greater than three (3) times his base salary as of the Measurement Date (market close on the first trading day in March of each calendar year). Each Covered Executive, other than the Chief Executive Officer, is required to own shares of the Company's common stock having an aggregate fair market value equal to or greater than one (1) time the Covered Executive's base salary as of the Measurement Date (market close on the first trading day in March of each calendar year); and

•
Individuals who are Covered Executives as of the Adoption Date will have until the first trading day in March of 2026 to attain the specified level of equity ownership. Any individual who becomes a Covered Executive later will have until the first Measurement Date that occurs at least five years from the date he or she became a Covered Executive to attain the specified level of equity ownership.

•	Following the 5-year phase-in period, Covered Executives who do not meet the required ownership threshold will be generally prohibited from selling stock acquired through equity awards.

•	The following will be considered "owned" for the purposes of the Executive Stock Ownership Guidelines:
	•	all shares underlying time-based equity awards, whether or not vested;
	•	only vested shares underlying performance-based equity awards; and
	•	shares held outright or beneficially owned by the Covered Executive, his or her spouse and minor children, or a trust for the benefit of these individuals

•	An executive promoted into a role with a higher level of required stock ownership will have until the first Measurement Date that occurs at least five years after such promotion to achieve the requisite level of stock ownership.

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Executive Compensation	Table of Contents

The compliance status of each Covered Executive under the Executive Stock Ownership Guidelines is as follows:

Covered Executive	STATUS
Joel Smejkal	Compliant
Jeff Webster	Compliant
David McConnell	Compliant
Roy Shoshani	Compliant

Named Executive Officer Employment Agreements

Each Named Executive Officer is party to an employment agreement with us. The Company updated existing or entered into new employment agreements for all individuals serving as Named Executive Officers effective January 1, 2023, other than Mr. Zandman and Mr. McConnell (the “2023 Executive Employment Agreements").

On February 27, 2024, the Compensation Committee approved the execution of the employment agreement with Mr. McConnell. The Compensation Committee also approved certain amendments to conform the employment agreements of Messrs. Smejkal, Webster, and Shoshani to the agreement of Mr. McConnell (the "2024 Executive Employment Agreements").

The following highlights updated features of the 2024 Executive Employment Agreements, for all Named Executive Officers other than Mr. Zandman, that may be of particular interest to our stockholders:

FEATURE	APPROACH
Treatment of equity awards upon a change in control	•	No automatic single trigger vesting of new awards
	•	If these awards are assumed or continued upon a change in control, double trigger vesting upon a termination without cause or good reason in connection with change in control
	•	If these awards are not assumed or continued, vest in connection with change in control
Sizing of annual equity awards	•	Beginning in 2024, no guaranteed minimum award value - size of annual award to be determined in the Compensation Committee's discretion
Severance upon change in control resignation	•	Severance benefits paid upon resignation in connection with change in control only if "good reason" exists

The 2024 Executive Employment Agreements provide a target bonus opportunity as a percentage of base salary for Named Executive Officers. The Compensation Committee structures executive bonus and equity programs on a year by year basis, including determining the allocation between time and performance-based equity awards.

The 2024 Executive Employment Agreements contain other features, including severance benefits upon involuntary termination and customary non-compete and non-solicitation covenants

The terms of Mr. Zandman's existing employment agreement, entered into in 2004 and as amended from time to time, are generally unchanged as of 2024, provided that effective January 1, 2024, the allocation of his annual equity award as between time and performance-vesting components will be determined each year by the Compensation Committee. At least 50% and up to 75% of each annual equity award, however, must be subject to performance-vesting conditions.

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Executive Compensation	Table of Contents

Role of the Compensation Consultants

The Compensation Committee reviews the total compensation level of our executive officers each year, considering individual performance, prior years' compensation level, recent operating results, operating results of competitors, projections for the future, other components of the executive pay packages, perceived trends in executive compensation levels and design among the peer group of Vishay and the broader market, and input on executive performance from the Chief Executive Officer and Executive Chairman. The determination is subjective and the Compensation Committee does not assign any quantitative weight to these factors.

The Compensation Committee engaged FW Cook to advise on executive compensation matters beginning in 2022. The Compensation Committee assessed the independence of FW Cook based on NYSE Listing Standards and SEC rules and concluded their work does not raise any conflict of interest.

Our compensation consultants developed, and the Compensation Committee approved, a custom peer group of public companies that were substantially similar to Vishay in terms of industry, revenues, and scope of international operations. The peer group for 2024 consisted of the following companies:

•	Advanced Energy Industries, Inc.	•	Itron, Inc.
•	Amkor Technology, Inc.	•	Juniper Networks, Inc.
•	Belden Inc.	•	Littelfuse, Inc.
•	Coherent Corp. (formerly II-VI Incorporated)	•	MKS Instruments, Inc.
•	CommScope Holding Company, Inc.	•	Sensata Technologies Holding plc
•	Diodes Incorporated	•	Silicon Laboratories Inc.
•	Fabrinet	•	TTM Technologies, Inc.
•	First Solar, Inc.	•	Ultra Clean Holdings, Inc.
•	Hubbell Incorporated	•	Viasat, Inc.
•	IPG Photonics Corporation

Based on data derived from peer group companies’ filings, FW Cook presented studies to the Compensation Committee that assessed the competitiveness of our executive compensation practices, structures, pay mix and pay levels. The Compensation Committee considered these studies among several factors, along with individual performance, contractual entitlements, and past pay practices, in setting the compensation packages for our executive officers.

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Executive Compensation	Table of Contents

Performance Measures and Metrics

The bonuses for the Company's Named Executive Officers, other than Mr. Zandman, are based in part on adjusted earnings before interest, taxes, depreciation, and amortization ("EBITDA") margin and adjusted gross profit margin.  Gross profit margin is computed as gross profit as a percentage of net revenues.  Gross profit is generally net revenues less costs of products sold, but also deducts certain other period costs, particularly losses on purchase commitments and inventory write-downs.  Losses on purchase commitments and inventory write-downs have the impact of reducing gross profit margin in the period of the charge, but result in improved gross profit margins in subsequent periods by reducing costs of products sold as inventory is used.  Adjusted gross profit margin excludes the gross profit margin of the Newport wafer fab acquired in 2024.  Although the term "EBITDA" is not defined by U.S. generally accepted accounting principles ("GAAP"), the measure is derived using various line items measured in accordance with GAAP. The Company has historically gauged its overall performance in accordance with what it terms "adjusted net earnings" and Mr. Zandman's incentive compensation continues to be based on this metric.  The Company uses this term to mean net earnings determined in accordance with GAAP adjusted for various items that management believes are not indicative of the intrinsic operating performance of the Company's business, as detailed below.   Non-GAAP measures such as "adjusted net earnings", "EBITDA", "adjusted EBITDA", "adjusted gross profit margin", "EBITDA margin", and "adjusted EBITDA margin" do not have uniform definitions and may not be comparable to similarly titled measures used by other companies.  Reconciling items to arrive at adjusted net earnings represent significant charges or credits that are important to understanding our intrinsic operations. Reconciling items to calculate "adjusted EBITDA" represent those same items used in computing "adjusted net earnings", as relevant. Furthermore, the presented calculation of "adjusted EBITDA" is substantially similar to, but not identical to, a measure used in the calculation of financial ratios required for covenant compliance under Vishay's revolving credit facility. Adjusted net earnings, for the three-year period ending December 31, 2024, is also used in connection with performance-based RSUs for our Named Executive Officers granted in 2022.

EBITDA, adjusted EBITDA, and adjusted EBITDA margin for the years ended December 31, 2024, 2023 and 2022 were as follows (in thousands):

	YEARS ENDED DECEMBER 31,
	2024	2023	2022

GAAP net earnings (loss) attributable to Vishay stockholders	$(31,150)	$323,820	$428,810
Net earnings attributable to noncontrolling interests	1,395	1,693	1,673
Net earnings (loss)	$(29,755)	$325,513	$430,483

Interest expense	27,480	$25,131	$17,129
Interest income	(25,479)	(31,353)	(7,560)
Income taxes	27,366	141,889	163,022
Depreciation and amortization	210,645	184,373	163,991
EBITDA	$210,257	$645,553	$767,065

Reconciling items
Impairment of goodwill	$66,487	$-	$-
Restructuring and severance costs	40,614	-	-
Loss on early extinguishment of debt	-	18,874	-
Impact of the COVID-19 pandemic	-	-	7,207

Adjusted EBITDA	$317,358	$664,427	$774,272

Adjusted EBITDA margin**	10.8%	19.5%	22.1%

** Adjusted EBITDA as a percentage of net revenues

Adjusted gross profit margin for the year ended December 31, 2024 was as follows (in thousands):
2024

GAAP net revenues	$2,937,587
Newport net revenues	30,155
Net revenues excluding Newport	$2,907,432

Gross profit	$626,292
Newport gross profit (loss)	(34,787)
Adjusted gross profit	$661,079

Adjusted gross profit margin**	22.5%

** Adjusted gross profit as a percentage of net revenues

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Executive Compensation	Table of Contents

Adjusted net earnings for the years ended December 31, 2024, 2023 and 2022 were as follows (in thousands, except per share amounts):

	YEARS ENDED DECEMBER 31,
	2024	2023	2022

GAAP net earnings (loss) attributable to Vishay stockholders	$(31,150)	$323,820	$428,810

Reconciling items affecting gross profit
Impact of COVID-19 pandemic	$-	$-	$6,661

Other reconciling items affecting operating income:
Impairment of goodwill	$66,487	$-	$-
Restructuring and severance costs	40,614	-	-
Impact of the COVID-19 pandemic	-	-	546

Reconciling items affecting other income (expense):
Loss on early extinguishment of debt	$-	$18,874	$-

Reconciling items affecting tax expense (benefit):
Effects of changes in uncertain tax positions	$-	$-	$(5,941)
Effects of changes in valuation allowances	-	-	(33,669)
Effects of change in indefinite reversal assertion	-	-	59,642
Tax effects of pre-tax items above	(10,299)	(498)	(1,802)
Adjusted net earnings	$65,652	$342,196	$454,247

Adjusted weighted average diluted shares outstanding	137,741	140,246	143,915

Adjusted earnings per diluted share	$0.48	$2.44	$3.16

The Company also measures its overall performance based on "free cash." The Company uses this term to mean the cash flows generated from continuing operations less capital expenditures plus net proceeds from the sale of assets. This same metric, for the three-year period ending December 31, 2024, was also used in connection with performance-based RSUs granted to our Named Executive Officers in 2022.  Although the term "free cash" is not defined in GAAP, each of the elements used to calculate "free cash" is presented as a line item on the face of our consolidated statement of cash flows prepared in accordance with GAAP as follows (in thousands):

	YEARS ENDED DECEMBER 31,
	2024	2023	2022
Net cash provided by continuing operating activities	$173,702	$365,703	$484,288
Proceeds from sale of property and equipment	3,015	1,156	1,198
Less: Capital expenditures	(320,079)	(329,410)	(325,308)
Free cash	$(143,362)	$37,449	$160,178

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Executive Compensation	Table of Contents

Compensation Components

The discussion that follows in this section addresses the executive compensation packages in effect in 2024.

Base Salary

The minimum base salary levels for the Named Executive Officers are fixed in their respective employment agreements.  The Compensation Committee determined the minimum base salaries, based upon the executives' salary level, present responsibilities, expectations with respect to future responsibilities and a comparison to peer group executive salaries. The Compensation Committee selected the group of peer group companies on the advice of its compensation consultant.  Compensation practices in the peer group were only one of the factors considered by the Compensation Committee.  The base salaries of the Named Executive Officers are denominated in the individual's local currency. A portion of the change in the salaries for these Executive Officers expressed in terms of U.S. dollars reflects the fluctuations of the dollar against the currencies of the home jurisdiction of these executives.

The approved base salaries for 2024 are set forth below:

NAME	2024 BASE SALARY(1)
Marc Zandman	ILS 4,387,800 (approximately $1,185,000)(2)
Joel Smejkal	$936,000
Jeff Webster	ILS 1,887,000 (approximately $510,000)(2)
David McConnell	$399,000
Roy Shoshani	$552,000

(1)	The amounts shown have been converted into U.S. dollars at the weighted average exchange rate for 2024.
(2)	Paid in Israeli shekels.

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Executive Compensation	Table of Contents

Annual Incentive Compensation

Mr. Zandman is eligible to earn an annual cash bonus equal to 1.0% of adjusted net earnings, capped at three times his base salary. The other Named Executive Officers are eligible to earn an annual cash bonus with a target and maximum amounts as shown in the table below.

The achievement of the adjusted EBITDA margin and adjusted gross profit margin were determined based on the following:

•	90% of target	=	50% of target amount
•	100% of target	=	100% of target amount
•	110% of target	=	150% of target amount
•	120% of target	=	200% of target amount

The performance of the Named Executive Officers, other than Mr. Zandman, is reviewed by the Chief Executive Officer, the Executive Chairman, and the Compensation Committee following the end of the year, and each executive is assigned a performance score for several categories.

The bonuses earned in 2024 were as follows:

	Joel Smejkal(4)			Jeff Webster(5)			David McConnell(6)			Roy Shoshani(7)
	President and CEO			EVP - Chief Operating Officer			EVP - Chief Financial Officer			EVP - Chief Technical Officer
	ACHIEVED	TARGET	MAXIMUM	ACHIEVED	TARGET	MAXIMUM	ACHIEVED	TARGET	MAXIMUM	ACHIEVED	TARGET	MAXIMUM
Adjusted EBITDA Margin(1)	0.0%	39.0%	78.0%	0.0%	30.0%	60.0%	0.0%	24.0%	48.0%	0.0%	30.0%	60.0%
Adjusted Gross Profit Margin(2)	0.0%	26.0%	52.0%	0.0%	20.0%	40.0%	0.0%	16.0%	32.0%	0.0%	20.0%	40.0%
Transformation Scorecard(3)	65.0%	32.5%	65.0%	18.3%	25.0%	50.0%	40.0%	20.0%	40.0%	50.0%	25.0%	50.0%
Individual Scorecard	65.0%	32.5%	65.0%	10.0%	25.0%	50.0%	37.6%	20.0%	40.0%	50.0%	25.0%	50.0%
Total Percentage of Base Salary	130.0%	130.0%	260.0%	28.3%	100.0%	200.0%	77.6%	80.0%	160.0%	100.0%	100.0%	200.0%

(1)	The 2024 adjusted EBITDA margin was 10.8% versus a budgeted adjusted EBITDA margin of 18.7%, resulting in a payout of 0%.
(2)	The 2024 adjusted gross margin was 22.5% versus a budgeted adjusted gross margin of 28.0%, resulting in a payout of 0%.
(3)	The Company's transformation from an operations-focused to a customer-focused organization was assessed relative to scorecard metric categories and performance criteria as related to change management implementations, the successful creation of a multi-year business plan, capacity expansion, and the Company's capital allocation strategy.

(4)
Mr. Smejkal's individual performance was measured against scorecard metric categories and performance criteria related to: supporting investor relations, leading strategic meetings with customers and distributors to position the Company for growth, leading the Company's capital allocation strategy efforts, and transforming the Company's culture from top down through messaging and internal presence. The achievement of these scorecard metrics was evaluated in the aggregate.

(5)
Mr. Webster's individual performance was measured against scorecard metric categories and performance criteria related to: leading divisional expansion activities, prioritizing capacity to catalog distributors, improving delivery time for funded capital expenditures, improving variable and gross margin versus budget, and leading the implementation of capacity planning. The achievement of these scorecard metrics was evaluated in the aggregate.

(6)
Mr. McConnell's individual performance was measured against scorecard metric categories and performance criteria related to: reorganizing the finance organization, supporting investor relations, improving the internal tax review process, and leading the Company's capital allocation strategy efforts.  The achievement of these scorecard metrics was evaluated in the aggregate.

(7)
Mr. Shoshani's individual performance was measured against scorecard metric categories and performance criteria related to: overseeing the implementation of new product line construction, identifying acquisition targets, and leading new product innovation. The achievement of these scorecard metrics was evaluated in the aggregate.

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Executive Compensation	Table of Contents

Equity-Based Compensation

The Compensation Committee believes that the grant of equity awards is the primary tool for aligning interests of the executive officers with the long-term interests of the Company's stockholders.  Accordingly, the Compensation Committee includes a long-term incentive ("LTI") component in the form of equity-based compensation in each of the executives' employment agreements.

Vishay grants RSUs (including PBRSUs) on a predetermined schedule.  RSUs are granted to directors of our Board on the first trading day of each fiscal year.  As part of its annual performance and compensation review process, the Compensation Committee grants RSUs (including PBRSUs) to executive officers at its first scheduled meeting following the filing of Vishay's Annual Report on Form 10-K.  The Equity Award Committee grants RSUs (including PBRSUs) to non-executive employees annually, or quarterly for non-executive employees newly-hired or promoted during the previous quarter.  While stock options and stock appreciation rights ("SARs") are permitted forms of awards under the 2023 Long-Term Incentive Plan, Vishay generally does not (and did not, during 2024) grant stock options or SARs.

The Compensation Committee and Equity Award Committee do not grant equity awards in anticipation of the release of material nonpublic information and Vishay does not time the release of material, nonpublic information based on equity award grant dates.

In establishing the amount of equity awards, the Compensation Committee utilized the market-competitive range of equity awards granted to similarly situated executive officers of the peer group companies.  The Compensation Committee concluded that a grant of equity awards within such market-competitive range was appropriate to reward and incentivize our Named Executive Officers.

In 2024, the Compensation Committee awarded the following RSUs (including PBRSUs) to our Named Executive Officers:

NAME	TIME-VESTED RSUs(1)	PBRSUs(2)	TOTAL
Marc Zandman	31,047	31,047	62,094
Joel Smejkal	93,907	93,907	187,814
Jeff Webster	29,684	29,684	59,368
David McConnell	18,323	18,323	36,646
Roy Shoshani	27,485	27,485	54,970

(1)	The time-vested awards will generally vest in three equal installments in 2025, 2026, and 2027, subject to accelerated vesting upon certain termination events as further described above
(2)
The market-condition PBRSUs will be earned based on relative Total Stockholder Return (“rTSR”), which is based on Vishay’s total stockholder return relative to returns on the S&P MidCap 400 Index.  The 2024 PBRSUs will be measured over a three-year period ending December 31, 2026.  The PBRSUs listed in the table represent the number of units earned at target.  The maximum number of units that can be earned is 200% of target, if the rTSR exceeds 140%. Such awards are subject to accelerated vesting upon certain termination events as described below.

The terms of Mr. Zandman's existing employment agreement, entered into in 2004 and as amended from time to time, are generally unchanged as of 2024, provided that effective January 1, 2023, the allocation of his annual equity award as between time and performance-vesting components will be determined each year by the Compensation Committee. At least 50% and up to 75% of each annual equity award, however, must be subject to performance-vesting conditions.

Equity based compensation of the Named Executive Officers, other than Mr. Zandman, beginning in 2024, are at the discretion of the Compensation Committee. The employment agreement for Mr. Zandman continues to provide for an annual grant of equity compensation, sized based on 125% of his base salary.

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Executive Compensation	Table of Contents

With respect to RSUs and PBRSUs granted to our Named Executive Officers other than Mr. Zandman, time-based vesting conditions will be deemed satisfied, and performance-based vesting conditions will remain in effect, upon the executive's death, disability, termination without cause, or resignation with "good reason" (at any time with respect to pre-2023 awards, or within one year following a change in control of Vishay, with respect to 2023 and later awards that are assumed or continued in connection with a change in control) or resignation for any reason following the attainment of age 62 (except where cause exists).  In the event of voluntary termination by the executive before age 62 (without "good reason") or termination for cause, the executive's outstanding RSUs (including PBRSUs) will be forfeited. See page 51 for further information on the vesting conditions of Mr. Zandman's RSUs and PBRSUs.

The PBRSU awards granted in 2021 and 2022 fully vested in 2024 and 2025, respectively.  The performance measure for both years was based on the aggregate adjusted net earnings and free cash flow for the three year period.  The calculation of adjusted net earnings and free cash flow is described under the heading “Performance Measures and Metrics”.  For the 2021-2023 period (vesting in 2024) the target was $800 million. For the 2022-2024 period (vesting in 2025), the target was $800 million.  The actual achievement for the 2021-2023 period was 198% of the performance target, and the actual achievement for the 2022-2024 period was 116% of the performance target, in each case resulting in payout of 100% of the PBRSUs for the applicable year.

Phantom stock units

A phantom stock unit is the right to receive a share of common stock upon termination of employment.  Pursuant to his employment agreement, Mr. Zandman receives an annual grant of 5,000 phantom stock units during his tenure with the Company.  The grants are made under the 2023 Plan.

While the phantom stock units remain outstanding, Mr. Zandman receives dividend equivalents in the form of additional phantom stock units each time the Company pays a dividend on its common stock.

Similar to the deferred cash compensation described below, the Compensation Committee considers the grant of phantom stock units in the nature of a retirement benefit and is intended to strengthen the alignment of executive and stockholder interests in the long-term appreciation of Vishay's equity value.

No other Named Executive Officer currently receives phantom stock units.

The Compensation Committee also considers the award of extra-contractual equity-based compensation, when appropriate.  However, no such additional equity awards were granted to any Named Executive Officer in 2024.

Deferred compensation

Executives are eligible to participate in a non-qualified deferred compensation plan, which is available to all employees who meet certain criteria under the Internal Revenue Code (the "Vishay Intertechnology, Inc. Key Employee Wealth Accumulation Plan").  Vishay annually contributes $100,000 for  Mr. Zandman, pursuant to his employment agreement.  Messrs. Webster and McConnell have vested balances in the U.S. deferred compensation plan. The remaining Named Executive Officers do not participate in the deferred compensation plan.

All amounts contributed to these plans prior to January 1, 2005, were deemed deferred until retirement or termination of employment.  Amounts contributed by employees after January 1, 2005, may have shorter deferral periods if so elected by the executive. Amounts contributed by the Company after January 1, 2005, are generally deferred until retirement or termination of employment. To the extent required to avoid tax penalties, the deferred amounts are not paid until six months after the termination of employment.

While deferred, amounts are credited with "earnings" based on the performance of notional investment options available under the plan.  No portion of the earnings credited during 2024 was "above market" or "preferential."

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Executive Compensation	Table of Contents

Retirement benefits

The Compensation Committee believes that providing adequate post-retirement benefits commensurate with position is helpful to retaining qualified individuals for long-term employment.  Vishay maintains pension and retirement programs for, or makes certain government retirement programs available to, most of its employees around the world, including its Named Executive Officers.

As part of the amendments to the employment agreement for Mr. Zandman in 2010, the Compensation Committee determined to extend the severance benefits to also include any termination (other than for cause) after age 62.  This provision was added in light of the long-standing tenure of Mr. Zandman and to ensure a smooth transition upon his retirement.

Employee Benefits

The Named Executive Officers, together with their respective spouses and dependent children up to age 26, are generally entitled to participate in any and all medical insurance and group health insurance plans which are generally made available to other employees of the respective subsidiary of Vishay which employs them, subject to the eligibility requirements and other provisions of such plans and programs.  The Named Executive Officers are also entitled to participate in the disability insurance, life insurance and retirement plans that are generally made available to other employees of their respective subsidiaries that employ them.

The employment agreement with Mr. Zandman also includes supplemental post-employment medical benefits, specific life insurance benefits, and supplemental disability benefits.

The specific life insurance benefit for Mr. Zandman provides his respective beneficiaries a death benefit equal to three times base salary while employed, and one time final base salary following retirement.  While his respective employment agreement historically contemplated that this benefit would be provided through third-party insurance providers, the Company has decided to self-insure this obligation.

The supplemental disability benefits for Mr. Zandman provides him with a disability benefit equal to 60% of his respective base salary and average annual bonus at the time of disability.  This amount is reduced by any disability benefits payable under a group plan or state-sponsored social insurances in Israel. While his respective employment agreement historically contemplated that this benefit would be provided through third-party insurance providers, the Company has decided to self-insure this obligation.

Mr. Zandman's employment agreement provides Company-sponsored medical coverage (before and after his retirement) which includes his dependents (regardless of age), as well as their future spouses and children, up to an annual insurance premium cap of $50,000. If the health insurance premiums in respect of Mr. Zandman, his spouse, and his dependent children under age 26 (the formerly covered group) increase in future years, the annual health insurance premium cap will be increased accordingly, but there will be no increase in the cap if the premiums in respect of his children age 26 and over and their spouses and children increase. In addition, the Company will reimburse Mr. Zandman for out-of-pocket expenses and co-payments incurred by the covered group.

Perquisites

We provide executive officers with perquisites and other personal benefits that Vishay and the Compensation Committee believe are reasonable and consistent with our overall compensation program.  These perquisites are not intended, however, to constitute a material portion of the executive's compensation package.  In general, the perquisites, while not integral to the performance of an executive's duties, must bear some relationship to the executive's employment and be of perceived benefit to Vishay.  The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to Named Executive Officers.

Severance

The Compensation Committee believes that severance payments in the event of an involuntary termination of employment are part of a standard compensation package for senior executives.  The terms of these severance provisions are discussed in "Potential Payments Upon Termination or a Change in Control."

Special Bonuses

In certain situations, the Board of Directors will award special, one-time bonuses. No special bonuses were awarded in 2024.

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Executive Compensation	Table of Contents

Other Considerations Regarding Executive Compensation

Israeli benefits

Mr. Zandman is and Mr. Webster was employed by Vishay Israel Ltd., an Israeli subsidiary of Vishay Intertechnology, Inc., and are residents of Israel.  As a result, Mr. Zandman is and Mr. Webster was entitled to certain benefits that are generally available to employees in Israel on a non-discriminatory basis, but are not afforded to the other Named Executive Officers. These include Company contributions to the following benefits or benefit-funds:

•	advanced training fund, 7.5% of base salary;

•	severance fund, 8.33% of base salary;

•	disability insurance, 2.5% of base salary; and

•	pension fund, 5% of base salary.

These benefits are required by Israeli law or employment practices generally, and were taken into account by the Compensation Committee in formulating the overall compensation package for our executive officers.

Siliconix Profit Sharing Plan

Mr. Shoshani is an employee of Siliconix Incorporated, which has maintained a profit sharing plan for substantially all of its U.S. employees for several years, based on the net income of Siliconix Incorporated and its consolidated subsidiaries. These benefits were taken into account by the Compensation Committee in formulating the overall compensation package for Mr. Shoshani.  Siliconix Incorporated did not make a profit sharing payment for 2024.

Foreign currency considerations

Mr. Zandman, as a resident of Israel, has his base salary denominated (and paid) in new Israeli shekels.  Mr. Webster was employed by Vishay Israel Ltd., and his employment agreement provided for his base salary to be denominated (and paid) in new Israeli shekels.  Ms. Lipcaman was employed by Vishay Europe GmbH, and her employment agreement provided for her base salary to be denominated (and paid) in euro.  The amounts reported in U.S. dollars as compensation for these executives fluctuate based on changes in exchange rates. The dollar amounts shown in the Summary Compensation Table were determined using the 2024 annual average exchange rates.

Tax deductibility of executive compensation

On December 22, 2017, the Tax Cuts and Jobs Act ("TCJA") was enacted in the United States.

Prior to the enactment of the TCJA, Section 162(m) of the Internal Revenue Code limited the annual tax deduction for compensation paid to each of the Chief Executive Officer and any of the three other highest paid executive officers, other than the Chief Financial Officer, to $1 million.  However, compensation that qualified as performance-based compensation was deductible even in excess of $1 million.

The TCJA continues the $1 million limitation on the annual tax deduction for compensation paid to "covered employees," and expands the officers considered "covered employees."  The Chief Financial Officer is now also considered a "covered employee."  In addition, any executive who is identified as a covered employee for a tax year after December 31, 2016, remains a covered employee for all future years.

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Executive Compensation	Table of Contents

The TCJA removes the exemption for "qualified performance-based compensation" and also removes the exemption for compensation paid after termination, in each case, except for compensation payable under a written binding contract in effect on November 2, 2017, so long as the contract is not materially modified after that date.

As part of its role, the Compensation Committee reviews and considers the tax deductibility of executive compensation. Although the Company will not receive the benefit of deductibility for new awards of performance-based compensation that are in excess of the $1 million deductibility cap, the Compensation Committee continues to view pay for performance as an important part of our executive compensation policy.

Certain covenants

Under the terms of their employment arrangements, the Named Executive Officers are subject to customary non-competition, non-solicitation, non-disparagement and confidentiality covenants.  The non-competition and non-solicitation covenants for executives remain in force through the first or second anniversary of the date of termination of the executive's employment with the Company depending on the executive's position.

Clawback Policy

In accordance with the applicable provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related NYSE listing standard, the Company adopted a new clawback policy on August 15, 2023 designed to recoup erroneously awarded incentive compensation paid to executive officers in the event of an accounting restatement (the "Clawback Policy"). The Clawback Policy replaces and supersedes the Company's prior clawback policy effective November 19, 2019, with respect to incentive-based compensation received on or after October 2, 2023. Under the Clawback Policy, if any restatement of the Company's financial statements is required, all incentive-based compensation tied to a financial reporting measure that was received by subject executive officers in the three prior completed fiscal years will be recalculated based on the updated financial statements. Incentive compensation deemed to have been erroneously awarded shall be subject to recoupment. Pursuant to the terms of the Clawback Policy, the Compensation Committee maintains discretion to determine the appropriate means of recoupment.

Executive Compensation Advisory Vote

Our Board included an advisory stockholder vote on executive compensation (commonly referred to as "say-on-pay") in its 2024 proxy materials. The Compensation Committee appreciates that over 94% of the votes cast on such proposal approved the executive compensation discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables, and the narrative executive compensation disclosure contained in our 2024 Proxy Statement. Our Compensation Committee interprets the results of this vote as an endorsement of existing programs and therefore, we have not made material changes to our approach to executive officer compensation based on such vote.

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Report of the Compensation Committee	Table of Contents

REPORT OF THE COMPENSATION COMMITTEE

To Our Stockholders:

We have reviewed and discussed with management the Compensation Discussion and Analysis.  Based on that review and discussion, we have recommended to the Board of Directors and the Board has approved, that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 2024.

Respectfully submitted,

The Compensation Committee of the Board of Directors

Timothy V. Talbert, Chairman
Dr. Renee B. Booth
Dr. Michiko Kurahashi
Dr. Abraham Ludomirski

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act or the Exchange Act that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the above report shall not be deemed to be "soliciting material" or "filed" with the SEC and shall not be deemed to be incorporated by reference into any such filing.

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Compensation Tables	Table of Contents

COMPENSATION TABLES

Summary Compensation Table

The following table summarizes information regarding compensation earned, held by, or paid to our principal executive officer ("PEO"), principal financial officer ("PFO"), our former PFO, and our three mostly highly compensated executive officers employed on December 31, 2024, other than the PEO and PFO.  The information included in the table should be read in conjunction with the footnotes which follow, the descriptions of the employment arrangements with each Named Executive Officer described in "Compensation Discussion and Analysis," and the additional tables on the pages which follow.

		SALARY	STOCK AWARDS	NON-EQUITY INCENTIVE PLAN COMP.	CHANGE IN PENSION VALUE AND NON-QUALIFIED DEFERRED COMP. EARNINGS	ALL OTHER COMP.
		(1)	(2)(3)	(4)	(5)(6)(7)	(8)	TOTAL
NAME AND PRINCIPAL POSITION	YEAR	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(e)	(g)	(h)	(i)	(j)
Marc Zandman	2024	$1,184,803	$1,197,986	$656,520	$47,402	$421,822	$3,508,533
Executive Chairman of the Board,	2023	1,156,007	1,845,859	3,421,960	-	480,537	6,904,363
Chief Business Development Officer,	2022	1,220,383	1,448,072	3,661,149	-	569,748	6,899,352
and President - Vishay Israel Ltd.

Joel Smejkal(9)	2024	936,000	3,267,964	1,216,800	-	30,416	5,451,180
President and Chief Executive Officer	2023	900,000	2,518,241	1,321,198	-	33,611	4,773,050

Jeff Webster(10)	2024	509,532	1,033,003	143,943	-	122,246	1,808,724
Executive Vice President and	2023	502,022	1,418,821	651,623	11,461	115,729	2,699,656
Chief Operating Officer

David McConnell(11)	2024	399,000	637,640	309,624	-	28,862	1,375,126
Executive Vice President and
Chief Financial Officer

Roy Shoshani(12)	2024	552,000	956,478	552,000	-	42,150	2,102,628
Executive Vice President and	2023	465,000	854,006	682,619	-	123,900	2,125,525
Chief Technical Officer

Lori Lipcaman(13)	2024	85,877	-	-	1,211	1,585,908	1,672,996
Former Executive Vice President and	2023	514,873	920,667	621,965	366,494	30,710	2,454,709
Chief Financial Officer	2022	499,848	332,192	499,848	-	29,202	1,361,090

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2025 Proxy Statement | Compensation Tables	Table of Contents

(1)
Column (c) reflects base salary earned.  The employment agreement for Ms. Lipcaman specified that her salary be denominated and paid in euro.  The employment agreements for Messrs. Zandman and Webster provide for their salaries to be denominated and paid in Israeli shekels.  The amounts presented have been converted into U.S. dollars at the weighted average exchange rate for the year.

(2)
Column (e) represents the grant-date fair value of RSUs and PBRSUs granted in the respective years determined in accordance with FASB ASC Topic 718 in the year of grant. The grant-date fair value is based on the same assumptions described in Note 12 of our consolidated financial statements included in our Form 10-K filed on February 14, 2025, including the consideration of the present value of assumed dividends which are not received by the RSU holder during the vesting period. The grant-date fair value is recognized for accounting purposes over the period the recipient is required to provide service in exchange for the respective awards.  At the grant date of the 2022 awards, the Company expected all performance-based vesting criteria to be achieved.  Accordingly, the grant-date fair value for these PBRSUs reflects the expectation that the maximum number of units will be earned. The common stock underlying the RSU and PBRSU awards is not received until the awards are vested (in some cases, subject to satisfaction of performance conditions) and accordingly, there can be no assurance that the grant-date fair value of these awards will ever be realized. For RSUs with market conditions (first granted in 2023), the Company estimates the grant date fair value using a Monte Carlo simulation valuation model and recognizes the expense for the awards over the period in which the condition is assessed regardless of whether the market condition is ultimately achieved.

(3)	Column (e) also includes the grant-date fair value of 5,000 phantom stock units awarded annually to Mr. Zandman pursuant to the terms of his employment agreement. The common stock underlying these awards is not received until termination of employment, and accordingly, there can be no assurance that the grant-date fair value of these awards will ever be realized.

(4)	Column (g) reflects non-equity incentive compensation earned by our Named Executive Officers during the respective years, translated at the weighted average exchange rate for the year.

(5)	Column (h) reflects the change in the actuarial present value of the Named Executive Officer's pension and other post-employment benefits under respective defined benefit retirement plans, from the plan measurement date used in preparing the prior year consolidated financial statements to the plan measurement date used in preparing the current year consolidated financial statements, determined using the same interest rate, mortality, and other actuarial assumptions used in our consolidated financial statements as set forth in Note 11 thereof. No amounts are presented for 2024 for Mr. Webster because changes in actuarial assumptions and exchange rate impacts resulted in a decrease in the net present value of such benefits.

(6)	The Company includes in these pension and post-employment benefits certain termination benefits for Mr. Zandman, which are payable at normal retirement if such executives are employed by the Company at age 62. See "Pension and Retirement Benefits" beginning on page 49.

(7)	Mr. Zandman also receives annual contributions to our non-qualified deferred compensation plan under which amounts deferred are credited with earnings based on the performance of notional investment options available under the plan. No portion of the earnings credited were "above market" or "preferential." Consequently, no deferred compensation plan earnings are included in the amounts reported in column (h). See the "Non-qualified Deferred Compensation" table for more information on the benefits payable under the non-qualified deferred compensation plan.

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2025 Proxy Statement | Compensation Tables	Table of Contents

(8)	All Other Compensation includes company contributions into Vishay's non-qualified deferred compensation plan, personal use of company car, benefits generally available to employees in Israel, medical benefits in excess of normal group or government health insurance in country of residence, additional units of phantom stock granted as a result of dividends declared by the Company, and other perquisites, as described below (asterisk denotes amounts paid in foreign currency and translated at average exchange rates for the year):

	2024	2023	2022
Marc Zandman	$100,000	$100,000	$100,000	Company contribution to non-qualified deferred compensation plan
	71,697	71,770	71,720	Personal use of Company car*
	186,543	177,538	270,586	Statutory Israeli employment benefits*
	13,215	83,693	82,766	Medical and prescription drug costs
	50,367	47,536	44,676	Phantom stock - dividend equivalents
	$421,822	$480,537	$569,748	Total

Joel Smejkal	$5,684	$9,690		Personal use of Company car*
	17,250	16,500		Company match to 401(k) plan
	7,482	7,421		Group Term Life imputed income
	$30,416	$33,611		Total

Jeff Webster	$24,573	$22,216		Personal use of Company car*
	97,673	93,513		Statutory Israeli employment benefits*
	$122,246	$115,729		Total

David McConnell	$8,292			Personal use of Company car*
	17,250			Company match to 401(k) plan
	3,320			Group Term Life imputed income
	$28,862			Total

Roy Shoshani	$21,991	$19,066		Personal use of Company car
	17,250	16,500		Company match to 401(k) plan
	-	26,445		Siliconix profit sharing
	2,909	2,249		Group Term Life imputed income
	-	59,640		Housing allowance
	$42,150	$123,900		Total

Lori Lipcaman	$37,390	$14,327	$13,922	Personal use of Company car*
	2,733	16,383	15,280	Company-paid medical costs*
	1,545,785	-	-	Severance*
	$1,585,908	$30,710	$29,202	Total

(9)	Mr. Smejkal was appointed President and Chief Executive Officer effective January 1, 2023.
(10)	Mr. Webster resigned from his position with the Company effective January 13, 2025.
(11)	Mr. McConnell was appointed Executive Vice President and Chief Financial Officer effective March 1, 2024.
(12)	Mr. Shoshani was appointed Executive Vice President - Chief Operating Officer - Semiconductors and Chief Technical Officer effective January 13, 2025 and previously served as Executive Vice President and Chief Technical Officer effective January 1, 2023.

(13)	Ms. Lipcaman resigned from her position with the Company effective February 29, 2024.

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Compensation Tables	Table of Contents

2024 Grants of Plan Based Awards

The following table provides information with regard to plan based awards granted to each Named Executive Officer during 2024.  The information included in the table should be read in conjunction with the footnotes which follow and the description of the 2024 incentive awards described in "Compensation Discussion and Analysis."

		ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS			EQUITY INCENTIVE PLAN AWARDS: NUMBER OF SHARES OF STOCK OR UNITS			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS	GRANT DATE FAIR VALUE OF STOCK AWARDS
		(1)(2)			(3)				(4)(5)
	GRANT	THRESHOLD	TARGET	MAXIMUM	THRESHOLD	TARGET	MAXIMUM
NAME	DATE	($)	($)	($)	(#)	(#)	(#)	(#)	($)
Marc Zandman	1/1/2024	-	2,840,000	3,554,409	-	-	-	5,000	117,550
	2/27/2024	-	-	-	-	-	-	31,047	652,608
	2/27/2024	-	-	-	15,524	31,047	62,094	-	427,828

Joel Smejkal	1/1/2024	304,200	1,216,800	2,433,600	-	-	-	-	-
	2/27/2024	-	-	-	-	-	-	93,907	1,973,925
	2/27/2024	-	-	-	46,954	93,907	187,914	-	1,294,038

Jeff Webster	1/1/2024	127,383	509,532	1,019,064	-	-	-	-	-
	2/27/2024	-	-	-	-	-	-	29,684	623,958
	2/27/2024	-	-	-	14,842	29,684	59,368	-	409,046

David McConnell	1/1/2024	79,800	319,200	638,400	-	-	-	-	-
	2/27/2024	-	-	-	-	-	-	18,323	385,149
	2/27/2024	-	-	-	9,162	18,323	36,646	-	252,491

Roy Shoshani	1/1/2024	138,000	552,000	1,104,000	-	-	-	-	-
	2/27/2024	-	-	-	-	-	-	27,485	577,735
	2/27/2024	-	-	-	13,743	27,485	54,970	-	378,743

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2025 Proxy Statement | Compensation Tables	Table of Contents

(1)	Amounts in these columns represent the threshold, target and maximum bonus levels for each Named Executive Officer. There is no threshold for Mr. Zandman applicable to estimated future payouts of the Company's non-equity incentive plan awards, as he is entitled to 1% of adjusted net earnings, up to a maximum of 3x his base salary.

(2)
The threshold non-equity incentive plan awards column for each Named Executive Officer consists of multiple elements as described in Annual Incentive Compensation on page 35.  The threshold for both adjusted EBITDA margin and adjusted gross profit margin is 50% of the respective target percentage.  There is no defined threshold applicable to the Transformation and Individual Scorecards.

(3)	Included in these columns are market-condition PBRSUs granted pursuant to the respective employment agreements of the Named Executive Officers. The market-condition PBRSUs will be earned based on relative Total Stockholder Return ("rTSR"), Vishay's total stockholder return relative to returns on the S&P MidCap 400 Index. The 2024 PBRSUs are measured over a 3-year period ending December 31, 2026. The maximum number of units that can be earned is 200% of target, if the rTSR exceeds 140%. Such awards are subject to accelerated vesting upon certain termination events as described above. The payout scale is as follows:

	20% or more below the S&P MidCap 400 Index	0%
	Between 0% and 20% below the S&P MidCap 400 Index	50.00% to 99.99%
	Equal to the S&P MidCap 400 Index	100%
	Between 0% and 40% above the S&P MidCap 400 Index	100.01% to 199.99%
	40% or more above the S&P MidCap 400 Index	200%

(4)	Included in this column are awards of phantom stock granted to Mr. Zandman and awards of RSUs granted to Named Executive Officers.

(5)	Amounts in this column include:

•
the grant-date fair value of the time-vested RSUs.  The amount is calculated using the closing price of Vishay stock on the date of grant of $21.76 adjusted for the present value of expected dividends.  The common stock underlying these awards is not received unless and until the awards are vested and, accordingly, there can be no assurance that the grant-date fair value (or any value) will ever be realized in respect of these awards.

•
the grant-date fair value of the market-condition PBRSUs. The amount is calculated using a Monte Carlo valuation model and using the average closing price of Vishay stock for twenty days prior to year end. The grant-date fair value of the market-condition PBRSUs was determined to be $13.78. The common stock underlying these awards is not received unless and until the awards are earned and vested and, accordingly, there can be no assurance that the grant date fair value (or any value) will ever be realized in respect of these awards.

•
the grant-date fair value of 5,000 phantom stock units.  The amount is calculated using the closing price of Vishay stock on the grant date of $23.51.  The common stock underlying these awards is not received until termination of employment, and accordingly, there can be no assurance that the grant-date fair value (or any value) will ever be realized in respect of these awards.

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Compensation Tables	Table of Contents

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding unvested stock awards (RSUs and PBRSUs) held by our Named Executive Officers as of December 31, 2024.

		STOCK AWARDS
NAME	GRANT DATE (1)(4)	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OF UNITS OF STOCK THAT HAVE NOT VESTED ($) (2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#) (3)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($) (2)

Marc Zandman	2/22/2022	18,117	306,902	54,353	920,740
	3/24/2023	24,514	415,267	18,386	311,459
	2/27/2024	31,047	525,936	15,524	262,977
Total		73,678	1,248,105	88,263	1,495,176

Joel Smejkal	2/22/2022	6,815	115,446	6,815	115,446
	3/24/2023	35,510	601,539	26,633	451,163
	2/27/2024	93,907	1,590,785	46,954	795,401
Total		136,232	2,307,770	80,402	1,362,010

Jeff Webster	2/22/2022	4,783	81,024	4,783	81,024
	3/24/2023	20,007	338,919	15,006	254,202
	2/27/2024	29,684	502,847	14,842	251,423
Total		54,474	922,790	34,631	586,649

David McConnell	5/23/2023	1,721	29,154	-	-
	2/27/2024	18,323	310,392	9,162	155,204
Total		20,044	339,546	9,162	155,204

Roy Shoshani	3/24/2023	12,042	203,991	9,032	153,002
	2/27/2024	27,485	465,596	13,743	232,806
Total		39,527	669,587	22,775	385,808

Lori Lipcaman(5)	2/22/2022	-	-	9,003	152,511
	3/24/2023	-	-	9,737	164,945
Total		-	-	18,740	317,456

(1)
RSUs granted February 22, 2022 and one third of RSUs granted March 24, 2023 and February 27, 2024, vested on January 1, 2025. One third of the RSUs granted March 24, 2023 and February 27, 2024 will vest on January 1, 2026. One third of the RSUs granted February 27, 2024 will vest on January 1, 2027.

(2)	Based on the closing price of Vishay common stock on December 31, 2024 of $16.94.

(3)	Based on period-to-date performance, the performance-based RSUs granted in 2022 are shown at "maximum", and the performance-based awards RSUs granted in 2023 and 2024 are shown at "threshold".

(4)
Time-based vesting conditions will be deemed satisfied, and performance-based vesting conditions will remain in effect, upon the executive's resignation with "good reason," or resignation for any reason following the attainment of age 62 (except where cause exists).  In the event of voluntary termination by the executive before age 62 (without "good reason") or termination for cause, the executive's outstanding RSUs (including PBRSUs) will be forfeited. As of December 31, 2024, Marc Zandman had reached age 62.  Enhanced vesting treatment may also apply upon death, disability or certain severance events, as discussed below under the heading "Potential Payments Upon Termination or Change in Control".

(5)	At the time of termination of her employment in February 2024, Ms. Lipcaman held 21,984 RSUs. Those RSUs vested upon her termination, because she was over age 62 at that time. All 9,003 PBRSUs granted to Ms. Lipcaman in 2022 and shown in the table above have since been earned based on actual performance for the three-year period ended December 31, 2024. The PBRSUs granted to Ms. Lipcaman in 2023 and shown in the table above remain outstanding and will be earned (or forfeited) based on actual performance for the three-year period ending December 31, 2025.

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2024 Stock Vested

The following table provides information with regard to amounts paid to or received by our Named Executive Officers during 2024 as a result of vesting of restricted stock units (including performance-based RSUs).

	STOCK AWARDS
	NUMBER OF SHARES ACQUIRED ON VESTING	VALUE REALIZED ON VESTING
NAME	(#)	($)
(a)	(d)	(e)
Marc Zandman	82,001	1,855,717
Joel Smejkal	31,730	745,896
Jeff Webster	18,825	441,973
David McConnell	860	19,341
Roy Shoshani	6,022	144,347
Lori Lipcaman(1)	46,250	966,621

(1)	Ms. Lipcaman had 21,984 outstanding time-based RSUs that vested upon her resignation effective February 29, 2024.

The table above excludes RSUs that vested on January 1, 2025.

Pension and Retirement Benefits

Vishay maintains various retirement benefit plans and arrangements.

Vishay's German subsidiaries have a noncontributory defined benefit plan governed by German law covering its management and executive employees.  Ms. Lipcaman participated in this plan prior to her resignation on February 29, 2024.

In 2010, Mr. Zandman's employment arrangement was modified such that upon any termination (other than for cause) after attaining age 62, he would be entitled to the same payments and benefits he would have received if his respective employment was terminated by Vishay without cause or by Mr. Zandman for good reason. These modifications were included in an amendment signed on August 8, 2010. The expense associated with the modification to the employment arrangement of Mr. Zandman effectively represents a defined retirement benefit recognized for financial accounting purposes over the remaining service period of the individual.

Messrs. Smejkal, Webster, McConnell and Shoshani do not currently participate in any defined benefit retirement plans. Mr. Webster has a deferred vested benefit in a U.S. non-qualified pension plan from his previous employment with the U.S. based parent company, Vishay Intertechnology, Inc.

See the discussion of post-employment medical benefits within the section "Employee Benefits" on page 38.

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2024 Pension and Retirement Benefits Table

The following table provides information regarding the present value of benefits accrued under these retirement benefit plans and arrangements:

NAME (a)	PLAN NAME (b)	NUMBER OF YEARS CREDITED SERVICE (#) (c)	PRESENT VALUE OF ACCUMULATED BENEFIT (1) ($) (d)	PAYMENTS DURING LAST FISCAL YEAR ($) (e)
Marc Zandman	Individual contractual post-employment medical arrangement	n/a	441,856	-
	Individual contractual termination benefits(3)	n/a	7,630,892	-
Jeff Webster	Vishay Non-Qualified Retirement Plan	5.5	116,813	-
Lori Lipcaman(2)	Vishay Europe GmbH Pension Plan	34	1,598,818	-

(1)	These amounts have been calculated using interest rate, mortality, and other actuarial assumptions consistent with those used for financial reporting purposes set forth in Note 11 to Vishay's consolidated financial statements included in our 2024 Annual Report on Form 10-K.

(2)	Ms. Lipcaman's benefits are denominated in euro. The U.S. dollar amounts shown in the table is based on the weighted average conversion rate for 2024.

(3)	These termination benefits are payable upon normal retirement and accordingly the present value is included in this table. See "Potential Payments Upon Termination or a Change in Control" and "Payments Upon Termination."

Non-qualified Deferred Compensation

The Named Executive Officers may participate in a non-qualified deferred compensation plan, which is available to all employees who meet certain criteria under the Internal Revenue Code.  Certain Named Executive Officers are entitled under their respective employment agreements to annual contributions to this plan by Vishay, less certain applicable taxes.  The Named Executive Officers are also eligible to elect to defer additional amounts of compensation, subject to certain limitations.

Amounts contributed to these plans prior to January 1, 2005, were deemed deferred until retirement or termination of employment.  Effective January 1, 2005, all employees that participate in the plan were given the option to choose shorter deferral periods for all or a portion of their deferred compensation.  All participating Named Executive Officers have elected to defer all amounts of compensation until retirement or termination of employment, at which time, the amounts would be paid in a lump sum.  To the extent required to avoid tax penalties, the deferred amounts are not paid until six months after the termination of employment.

While deferred, amounts are credited with "earnings" based on the performance of notional investment options available under the plan.

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2025 Proxy Statement | Compensation Tables	Table of Contents

2024 Non-qualified Deferred Compensation Table

The following table sets forth information relating to the activity in the non-qualified deferred compensation plan accounts of the Named Executive Officers during 2024 and the aggregate balance of the accounts as of December 31, 2024:

NAME (a)	EXECUTIVE CONTRIBUTIONS IN LAST FISCAL YEAR ($) (b)	REGISTRANT CONTRIBUTIONS IN LAST FISCAL YEAR (1) ($) (c)	AGGREGATE EARNINGS IN LAST FISCAL YEAR ($) (d)	AGGREGATE WITHDRAWALS/DISTRIBUTIONS ($) (e)	AGGREGATE BALANCE AT LAST FISCAL YEAR END (2) ($) (g)
Marc Zandman	-	100,000	726,856	-	5,450,154
Jeff Webster	-	-	4,679	-	22,994
David McConnell	-	-	8,782	-	52,201

(1)	These amounts are included in column (i) of the "Summary Compensation Table" as a component of "All Other Compensation." No portion of the earnings credited during 2024 was "above market" or "preferential." Accordingly, no amounts related to earnings on deferred compensation have been included in the "Summary Compensation Table."
(2)	Of the amount reported, $2,100,000 has been previously reported in the Summary Compensation Tables of prior years' proxy statements for Mr. Zandman.

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2025 Proxy Statement | Compensation Tables	Table of Contents

Potential Payments Upon Termination or a Change in Control

Our employment agreements with our Named Executive Officers provide incremental compensation in the event of termination, as described below.  Termination of employment also impacts phantom stock units and non-qualified deferred compensation balances. In the event of a change in control, equity awards granted before 2023 automatically vest. Equity awards granted in 2023 and beyond to the Named Executive Officers, other than Mr. Zandman, will not automatically vest upon a change in control, unless the surviving company declines to assume or continue the awards.

Mr. Zandman

The executive employment contract of Mr. Zandman contains severance provisions providing generally for three years of compensation in the case of a termination without cause, a voluntary termination by the executive for "good reason" (as defined in the employment agreement), or any termination (other than for cause) after attaining age 62.

Specifically, severance items include:

•	salary continuation for three years, payable over three years;

•	5,000 shares of common stock annually for three years. Because these shares are granted after termination of employment, actual shares – rather than phantom stock units – are granted;

•	bonus for the year of termination;

•	payment of any earned but unpaid bonus for the previously completed year;

•	$1,500,000 lump sum cash payment;

•	lifetime continuation of executive's life insurance benefit. In lieu of insurance, the Company has assumed this obligation;

•	service-based vesting criteria applicable to outstanding equity awards is deemed satisfied and performance-based vesting criteria generally remains in effect; and

•	continuation of executive's medical benefit for a maximum of three years if the termination occurs before attaining age 62 and lifetime continuation up to an annual premium value if the termination occurs after attaining age 62. For Mr. Zandman this annual premium value is $50,000 and subject to possible increase as detailed in his employment agreement, see page 38.

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Other Executives

The employment agreements of Messrs. Smejkal, Webster, McConnell and Shoshani and Ms. Lipcaman provide that upon a termination without cause or resignation with "good reason" (as defined in the respective employment agreements), and subject to the execution of a general release, the executives will be entitled to receive:

•	continuation of base salary for 36 months;

•	payment of any earned but unpaid bonus for the previously completed year; and

•	payment of a pro-rata bonus for the year of termination, based on that year's actual performance.

Upon a termination without cause or resignation with good reason within 16 months following a change in control, the 36 months of base salary continuation will be paid as a lump sum payment.

In the event of termination due to death or disability, the executive or their estate will receive payment of any earned but unpaid bonus for the previously completed year; and payment of a pro-rata bonus for the year of termination, based on that year's actual performance.

Regarding equity awards, in the event of (i) an executive’s termination due to death or disability at any time or an executive’s termination (other than for cause) after attaining retirement age (as defined in the respective executive's employment arrangement), the executive's outstanding RSUs shall immediately vest and the outstanding performance-based RSUs shall vest on their normal vesting date to the extent applicable performance criteria are realized; (ii) a change of control in which the executive's RSUs and performance-based RSUs are not assumed or continued, all of such executive’s outstanding RSUs and performance-based RSUs shall immediately vest (with any performance-based vesting criteria deemed satisfied at the target level or, if greater, at the level of actual performance through the date of the change in control); or (iii) an executive’s termination without cause or good reason (at any time, with respect to pre-2023 awards, or within one year following a change of control), the executive's outstanding RSUs shall vest and outstanding performance-based RSUs shall vest on their normal vesting date to the extent the applicable performance criteria are realized.

Ms. Lipcaman stepped down from her position as Executive Vice President and Chief Financial Officer effective February 29, 2024 under circumstances entitling her to the severance benefits described in her employment agreement.  Specifically, these severance benefits consisted of three years of base salary continuation of $1,545,785, an annual bonus for 2023 based on actual performance of  $621,965 (reported in the 2023 Summary Compensation Table and paid in 2024), the vesting of outstanding time–based equity grants, as described in the table on page 48, and the survival of outstanding performance–based equity grants (which will vest or be forfeited based on actual performance through the end of the applicable performance periods). These severance benefits were conditioned upon Ms. Lipcaman signing a release of claims and complying with pre–existing restrictive covenants.

Mr. Webster stepped down from his position as Executive Vice President and Chief Operating Officer effective January 13, 2025 under circumstances entitling him to the severance benefits described in his employment agreement.  Specifically, these severance benefits consisted of three years of base salary continuation of $1,528,596 and an annual bonus for 2024 based on actual performance of $143,943. The outstanding time-based and performance-based equity awards scheduled to vest in 2025 vested on their normal vesting date.  All other time-based and performance-based equity awards were forfeited.  These severance benefits were conditioned upon Mr. Webster signing a release of claims and complying with pre-existing restrictive covenants.

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Compensation Tables	Table of Contents

Summary of Potential Payments Upon Termination or a Change in Control

The following table summarizes the elements of compensation that would have been received by each of the Company's Named Executive Officers had they been terminated without cause or for "good reason" as of December 31, 2024. As described above, the amount of the severance payments would have been the same upon termination without cause or resignation with "good reason".

	SALARY CONT. (1)	BONUS (2)	STOCK GRANTS (3)(4)	LUMP SUM TERMINATION PAYMENT	PENSION (5)	MEDICAL BENEFIT (6)	LIFE INSURANCE BENEFIT (7)	NON-QUALIFIED DEFERRED COMPENSATION (8)

Marc Zandman	$3,554,409	$656,520	$2,997,381	$1,500,000	$-	$441,856	$1,184,803	$5,450,154
Joel Smejkal	2,808,000	1,216,800	-	-	-	-	-	-
Jeff Webster	1,528,596	143,943	-	-	116,813	-	-	22,994
David McConnell	1,197,000	309,624	-	-	-	-	-	52,201
Roy Shoshani	1,656,000	552,000	-	-	-	-	-	-

(1)	Equals 3 times U.S. dollar value of the 2024 salary.

(2)	Consists of non-equity incentive plan compensation for 2024 as reflected in the "Summary Compensation Table."

(3)	For Mr. Zandman, includes 15,000 shares, multiplied by $16.94, which was the closing price of Vishay's common stock on December 31, 2024. The shares are to be paid out over three years.

(4)	Includes the value of RSUs outstanding as of December 31, 2024, including PBRSUs, for retirement eligible Named Executive Officers. As of December 31, 2024, Messrs. Smejkal, Webster, McConnell, and Shoshani had not attained retirement age as defined in their respective employment agreements. The performance-based RSUs granted in 2022 are shown at "maximum". The market-based RSUs granted in 2023 and 2024 are shown at "threshold".

(5)	Present value of accumulated benefit reflected in the "Pension Benefits" table, exclusive of contractual termination payments and retiree medical benefits, which are shown in next column.

(6)	Present value of accumulated retiree medical benefits reflected in the "Pension Benefits" table.

(7)	The employment agreement of Mr. Zandman provides for a lifetime continuation of his life insurance benefits, with a death benefit equal to one time final base salary payable to his respective beneficiaries. The Company has decided to self-insure this obligation. The table estimates the value of this life insurance benefit at the 2024 base salary of Mr. Zandman, without consideration of the time value of money.

(8)	Aggregate balance at year end as reflected in the "Non-qualified Deferred Compensation" table.

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For Mr. Zandman, a termination by reason of disability is deemed in his respective employment agreements to be equivalent to a termination without cause.  Accordingly, presuming termination by disability as of December 31, 2024, the compensation described in the table above would be payable.  Additionally, the employment agreement of Mr. Zandman provides for disability benefits which are payable if he suffers a disability prior to his attainment of the statutory retirement age in Israel. Such disability benefit is equal to 60% of the sum of Mr. Zandman's base salary and the average of his annual bonus payments, less certain adjustments as stated in his employment agreement. If Mr. Zandman had become disabled on December 31, 2024, the annual disability payment would have been approximately $1,967,000, and such disability benefit would have been payable for approximately 3.9 years until he reached the statutory retirement age.

For Messrs. Smejkal, Webster, McConnell and Shoshani, a termination by reason of disability does not constitute a termination without cause pursuant to their respective employment agreement.  Upon a termination by reason of disability, Messrs. Smejkal, Webster, McConnell and Shoshani would be entitled to the following:

•	a lump sum cash payment equal to all accrued compensation;

•	all rights they are entitled to under the terms of any Vishay retirement plans and benefit plans, including disability insurance; and

•
payment of a pro-rata bonus for the fiscal year in which notice of termination is given, determined and paid in the same manner and at the same time as such bonus would have been determined and paid in the absence of such termination.

Furthermore, upon termination by reason of disability, any service-based vesting criteria applicable to outstanding RSUs will be deemed satisfied and any performance-based vesting criteria applicable to such equity awards will remain in effect.

Accordingly, presuming termination by disability as of December 31, 2024, Messrs. Smejkal, Webster, McConnell and Shoshani, would receive their 2024 bonus, as reported in column (e) of the Summary Compensation Table on page 42; plus the amounts presented in the table above for “stock grants” and “pension.”

Upon a termination by reason of death, the beneficiaries of Mr. Zandman would be entitled to:

•	a lump sum cash payment equal to all accrued compensation;

•	payment of phantom stock; and

•	payment of non-qualified deferred compensation.

Additionally, upon a termination by reason of death, the beneficiaries of Mr. Zandman would be eligible for continued medical benefits and for a death benefit under a self-insured life insurance obligation, equal to three times base salary while employed (and one times base salary after retirement).  Presuming death as of December 31, 2024, the amounts presented in the table above, other than the “lump sum termination payment,” would be payable upon the death of Mr. Zandman, with the self-insured death benefit replacing the amount presented as “salary continuation.”

For Messrs. Smejkal, Webster, McConnell and Shoshani, a termination by reason of death would result in the same compensation paid to their respective beneficiaries as would be payable by reason of termination by disability.

Excise Taxes Upon a Change in Control

None of our Named Executive Officers are entitled to an excise tax gross-up upon a change in control.

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Impact on RSUs

With respect to our Named Executive Officers, time-based vesting conditions will be deemed satisfied, and performance-based vesting conditions will remain in effect, upon the executive's death, disability, or resignation for any reason following the attainment of age 62 (except where cause exists) and, with respect to pre-2023 awards, termination without cause or resignation with good reason.  Had a change in control occurred on December 31, 2024, no single trigger would result in new awards vesting. If awards are assumed or continued upon a change in control, double trigger vesting would take place upon a termination without cause or good reason in connection with a change in control. If these awards are not assumed or continued, the awards would vest in connection with a change in control (assuming all vesting conditions are met). In the event of voluntary termination by the executive before age 62 (without "good reason") or termination for cause, the executive's outstanding RSUs (including PBRSUs) will be forfeited.  At December 31, 2024, unvested time-vested RSUs and PBRSUs were as follows:

NAME	UNVESTED TIME-VESTED RSUs	UNVESTED PBRSUs
Marc Zandman	73,678	88,263
Joel Smejkal	136,232	80,402
Jeff Webster	54,474	34,631
David McConnell	20,044	9,162
Roy Shoshani	39,527	22,775

The table above excludes the 2025 annual grant for the current Named Executive Officers and includes the RSUs that vested January 1, 2025.

Based on period-to-date performance, the performance-based RSUs granted in 2022 are shown at "maximum". The market-based awards RSUs granted in 2023 and 2024 are shown at "threshold".

Impact on Phantom Stock Units

Mr. Zandman receives an annual grant of 5,000 phantom stock units pursuant to his employment agreement.  Additionally, he receives dividend equivalents in the form of additional phantom stock units each time the Company pays a dividend on its common stock.  Upon termination of employment, Mr. Zandman will receive one share of Vishay common stock for each phantom stock unit held.

The table below shows the total phantom stock units held by Mr. Zandman and the value of the underlying common stock at December 31, 2024:

NAME	PHANTOM STOCK UNITS	VALUE
Marc Zandman	127,576	$2,161,137

The table above excludes the 2025 annual grant of 5,000 phantom stock units.

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2025 Proxy Statement | Compensation Tables	Table of Contents

Median Pay Ratio

Since 2017, the Company has disclosed the ratio of the compensation of its CEO to the compensation of its median employee.

The median employee was chosen in 2023 from a population of all global employees, excluding our CEO, as of December 1, 2023.  All employees regardless of full-time, part-time, or seasonal status were included within the sampled population and there were no adjustments or assumptions made with respect to the salaries and wages metric utilized.  Annual base salaries and wages actually earned during January 1 through December 1, 2023 were used as the identifying metric for all employees as it is a consistent measure amongst all employees.

We determined the median employee's total compensation in accordance with SEC regulations. The total compensation of the median employee was then compared to the total compensation of the CEO. For 2024, the ratio of the CEO total compensation to the median employee total compensation was $5,451,180 : $18,593 or 293 : 1.

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Compensation Tables	Table of Contents

Pay Versus Performance

In August 2022, the SEC adopted additional disclosure requirements regarding the relationship between a registrant’s executive compensation and its financial performance.

The following table summarizes certain information regarding pay vs. performance for the period 2020-2024:

					VALUE OF INITIAL FIXED $100 INVESTMENT BASED ON:
YEAR	SUMMARY COMPENSATION TABLE TOTAL FOR PEO (1)	COMPENSATION ACTUALLY PAID TO PEO (1)(2)(3)	AVERAGE SUMMARY COMPENSATION TABLE TOTAL FOR NON-PEO NEOs (1)	AVERAGE COMPENSATION ACTUALLY PAID TO NON-PEO NEOs (1)(2)(3)	TOTAL SHAREHOLDER RETURN (4)	PEER GROUP SHAREHOLDER RETURN (4)	NET INCOME (LOSS) (In millions)	ADJUSTED NET EARNINGS (In millions) (5)
2024	$5,451,180	$3,383,652	$2,093,601	$1,121,407	87.59	287.31	$(31.2)	$65.7
2023	4,773,050	4,871,457	3,546,063	3,647,863	121.56	238.72	323.8	342.2
2022	6,817,811	6,840,363	3,790,780	3,817,519	107.61	142.94	428.8	454.2
2021	8,388,523	8,059,915	3,224,127	3,050,308	106.90	219.51	298.0	337.3
2020	5,322,814	4,795,630	2,251,865	2,005,870	99.48	153.66	122.9	134.1

(1)	For the years 2020-2022, the principal executive officer was our Chief Executive Officer, who was Dr. Gerald Paul during such years, and the non-PEO NEOs for each year were Marc Zandman, Lori Lipcaman, Johan Vandoorn, and Clarence Tse. For 2023, the principal executive officer was our Chief Executive Officer, Joel Smejkal, and the non-PEO NEOs for 2023 were Marc Zandman, Jeff Webster, Lori Lipcaman, and Roy Shoshani. For 2024, the principal executive officer is our Chief Executive Officer, Joel Smejkal, and the non-PEO NEOs for 2024 are Marc Zandman, Jeff Webster, David McConnell, Roy Shoshani, and Lori Lipcaman.

(2)	The reconciliation of Summary Compensation Table amounts to the compensation actually paid presented above is summarized in the following table:
	2024
	PEO	AVERAGE NON-PEO NEOs
Total Per Summary Compensation Table	$5,451,180	$2,093,601
Stock Compensation Per Summary Compensation Table	(3,267,964)	(765,021)
Change in Value of Prior Period Stock Compensation	1,200,436	(197,693)
Change in Pension Value Per Summary Compensation Table	–	(9,480)
Pension Service Costs	–	–
Compensation Actually Paid	$3,383,652	$1,121,407

(3)	"Compensation actually paid" is computed based on guidance in the SEC rules, and adjusts stock compensation as presented in the Summary Compensation Table (which is at grant date fair value) for changes in fair value since the grant date until the vesting date, and adjusts changes in pension value to reflect service costs.

(4)	Both total shareholder return ("TSR") and peer group TSR are determined in the same manner, calculated as the sum of cumulative dividends (assuming dividend reinvestment) and the cumulative increase or decrease in the stock price/stock index each respective year, divided by the stock price/stock index at December 31, 2019. Peer group TSR is based on the Philadelphia Semiconductor Index, which the Company utilizes as a peer group in its stock performance graph presented in Item 5 of its annual report on Form 10-K.

(5)
The “Company selected measure” is “Adjusted Net Earnings.” "Adjusted Net Earnings" is described and calculated under the heading "Performance Measures and Metrics," beginning on page 32. For several years, this measure was clearly the most important measure when evaluating pay versus performance.  Named Executive Officers have PBRSUs based largely on this measure and one Executive Officer has non-equity incentive compensation based exclusively on this measure.  In the future, we may determine that another measure is the most important financial performance measure.

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Compensation Tables	Table of Contents

While the Company considers Adjusted Net Earnings to be its most important measure in determining executive compensation, other key measures are utilized in determining executive compensation, as noted below:

•	adjusted gross profit margin;
•	adjusted EBITDA margin;
•	free cash; and
•	rTSR.

Each of these measures is described under the heading "Performance Measures and Metrics", beginning on page 32.

We believe the table above shows the alignment between compensation actually paid to the NEOs and the Company’s performance, consistent with our compensation philosophy as described in our Compensation Discussion and Analysis section of this proxy statement. Specifically, a large portion of the NEOs’ compensation is reliant on Adjusted Net Earnings and other financial metrics that generally move in tandem with Adjusted Net Earnings, and as such the CEO and non-CEO “compensation actually paid” each year was aligned with Adjusted Net Earnings performance and generally increased when our Adjusted Net Earnings performance increased.   Compensation actually paid to our CEO decreased in 2024 versus 2023, primarily due to lower incentive compensation and a stock price decline.  Compensation actually paid to our other NEOs decreased in 2024 primarily due to lower incentive compensation and a stock price decline.

The charts below show, for the past five years, the relationship of the Company’s TSR relative to its peers as well as the relationship between the CEO and non-CEO “compensation actually paid” and (i) the Company’s TSR; (ii) the Company’s net income; and (iii) the Company’s Adjusted Net Earnings.

Company TSR vs. Peer Group TSR
330.00
280.00
230.00
180.00
130.00
80.00
2020
2021
2022
2023
2024
Company TSR
Peer Group TSR

Compensation Actually Paid vs. Net Income
$10.0
$9.0
$8.0
$7.0
$6.0
$5.0
$4.0
$3.0
$2.0
$1.0
$-
$500.0
$400.0
$300.0
$200.0
$100.0
$-
$(100.0)
2020
2021
2022
2023
2024
CEO Comp Actually Paid
NEO Avg Comp Actually Paid
Net income

Compensation Actually Paid vs. Company TSR
$10.0
$8.0
$6.0
$4.0
$2.0
$-
125.00
120.00
115.00
110.00
105.00
100.00
95.00
90.00
85.00
80.00
2020
2021
2022
2023
2024
CEO Comp Actually Paid
NEO Avg Comp Actually Paid
Company TSR

Compensation Actually Paid vs. Adjusted Net Earnings
$10.0
$8.0
$6.0
$4.0
$2.0
$-
$500.0
$400.0
$300.0
$200.0
$100.0
$-
2020
2021
2022
2023
2024
CEO Comp Actually Paid
NEO Avg Comp Actually Paid
Adjusted Net Earnings

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Compensation Tables	Table of Contents

2025 Executive Compensation

2025 Compensation

Base Salary. Base salaries for 2025 for the Named Executive Officers were established as follows:

NAME	2025 BASE SALARY(1)
Marc Zandman	ILS 4,563,312 (approximately $1,230,000)(2)
Joel Smejkal	$1,029,600
David McConnell	$458,850
Roy Shoshani	$690,800

(1)	The amounts shown have been converted into U.S. dollars at the weighted average exchange rate for 2024.
(2)	Paid in Israeli shekels.

Bonus. Mr. Zandman will be eligible to earn an annual cash bonus equal to 1.0% percentage of adjusted net earnings, capped at three times his base salary. The other Named Executive Officers are eligible to earn an annual cash bonus with a target amount equal to a percentage of their base salary as follows:

NAME	2025 ANNUAL CASH BONUS (AS A PERCENTAGE OF BASE SALARY)
Joel Smejkal	130%
David McConnell	80%
Roy Shoshani	100%

Equity. Each Named Executive Officer received an equity grant on February 26, 2025 in the form of restricted stock units (RSUs), of which 50% are performance-based awards.

NAME	TIME-VESTED RSUs(1)	PBRSUs(2)	TOTAL
Marc Zandman	43,511	43,511	87,022
Joel Smejkal	208,333	208,333	416,666
David McConnell	33,333	33,333	66,666
Roy Shoshani	55,556	55,556	111,112

(1)	The awards will generally vest in three equal installments in 2026, 2027, and 2028, subject to accelerated vesting upon certain termination events as further described above.
(2)
The market-condition PBRSUs will be earned based on relative Total Stockholder Return (“rTSR”), Vishay’s total stockholder return relative to returns on the S&P SmallCap 600 Index.  The 2025 PBRSUs will be measured over a 3-year period ending December 31, 2027.  The PBRSUs listed in the table represent the number of units earned at target.  The maximum number of units that can be earned is 200% of target, if the rTSR exceeds 140%. Such awards are subject to accelerated vesting upon certain termination events as described above.

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Compensation Tables	Table of Contents

Additional Information on Equity Compensation Plans

The following table provides certain information concerning our equity compensation plans as of December 31, 2024.

	NUMBER OF SHARES OF COMMON STOCK TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	NUMBER OF SHARES OF COMMON STOK REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SHARES REFLECTED IN THE FIRST COLUMN)
Equity compensation plans approved by stockholders (1)
2007 Stock Incentive Program (3)
Restricted Stock Units (4)	690,000	n/a
Phantom Stock Units (5)	119,000	n/a
Total 2007 Stock Incentive Program	809,000		-	(3)

2023 Long-Term Incentive Plan (3)
Restricted Stock Units (4)	1,938,000	n/a		(2)
Phantom Stock Units (5)	9,000	n/a		(2)
Total 2023 Long-Term Incentive Plan	1,947,000		3,530,000	(3)

Total approved by stockholders	2,756,000		3,530,000

Equity compensation plans not approved by stockholders	-		-
Total equity compensation plans	2,756,000		3,530,000

(1)	Additional information about these plans is presented in Note 12 to the Company's consolidated financial statements, which are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2024.

(2)	The 2023 Long-Term Incentive Plan provides for the grant of stock options, restricted stock, unrestricted stock, RSUs (including PBRSUs), and phantom stock units. Therefore the shares available for future issuance are presented only in total for the 2023 Plan.

(3)	Following the approval of the 2023 Long-Term Incentive Plan, there are no authorized shares available for grant under the 2007 Stock Incentive Program. Pursuant to the terms of the 2023 Plan, any shares of common stock that are subject to outstanding awards granted pursuant to the 2007 Program that subsequently cease to be subject to such awards as a result of the termination, expiration, cancellation, or forfeiture of such awards and any shares of common stock withheld in settlement of tax withholding obligations associated with outstanding awards granted pursuant to the 2007 Program may become available for issuance under the 2023 Plan.

(4)
Each RSU entitles the recipient to receive a share of Vishay common stock.  Because these awards have no exercise price, there is no calculation of weighted average exercise price.  Performance-based awards subject to performance periods ending after December 31, 2024 are shown assuming performance criteria are achieved at target.

(5)	Each phantom stock unit entitles the recipient to receive a share of Vishay common stock at the individual's termination of employment or any other future date specified in the employment agreement. Because these awards have no exercise price, there is no calculation of the weighted average exercise price.

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Proposal Three	Table of Contents

PROPOSAL THREE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is presenting the following proposal, which gives you as a stockholder the opportunity to endorse or not endorse our pay program for Named Executive Officers by voting for or against the following resolution. This resolution is required pursuant to Section 14A of the Exchange Act. While our Board of Directors intends to carefully consider the stockholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature. Nonetheless, the Compensation Committee and the Board value the opinions of our stockholders and will consider the outcome of the vote in its decision regarding the frequency of future advisory votes regarding executive compensation.

As described in the Compensation Discussion and Analysis section of this proxy statement, we believe that our executive compensation program is designed to support the Company's long-term success by achieving the following objectives: attracting and retaining talented senior executives, tying executive pay to Company and individual performance, supporting our annual and long-term business strategies, and aligning executives' interests with those of the stockholders. The Compensation Committee continually reviews the compensation program for our Named Executive Officers to ensure they achieve the desired goals of aligning our executive compensation structure with the interests of our stockholders and current market practices.

Accordingly, the following resolution will be submitted for a stockholder vote at the 2025 Annual Meeting:

"RESOLVED, that the stockholders hereby approve the compensation of the Company's Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in this proxy statement."

The Board of Directors recommends that you vote "FOR" approval of the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement.

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Proposal Four	Table of Contents

PROPOSAL FOUR

ADVISORY VOTE ON FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is presenting the following proposal, which gives you as a stockholder the opportunity to inform the Company as to how often you wish the Company to include a proposal, similar to Proposal Three, in our proxy statement.  This resolution is required pursuant to Section 14A of the Securities Exchange Act.  While our Board of Directors intends to carefully consider the stockholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.  Nevertheless, the Compensation Committee and the Board value the opinions of our stockholders and will consider the outcome of the vote in its decision regarding the frequency of future advisory votes regarding executive compensation.

Accordingly, the following resolution will be submitted for a stockholder vote at the 2025 Annual Meeting:

"RESOLVED, that the stockholders wish the Company to include an advisory vote on the compensation of the Company's Named Executive Officers pursuant to Section 14A of the Securities Exchange Act:

•	annually;
•	biannually; or
•	triennially."

The Board of Directors recommends that you vote to hold an advisory vote on executive compensation ANNUALLY.

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Certain Relationships and Related Transactions	Table of Contents

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board has adopted a written Related Party Transaction Policy that governs the review and approval of related party transactions.  Related parties include our directors and executive officers, or any person who is an immediate family member of any director or executive officer; a stockholder owning in excess of 5% of any class of our securities; and any entity in which any of the foregoing is employed or is a partner, principal or owner of a 5% or more ownership interest.  A copy of the Related Party Transactions Policy is available to stockholders on our website and in print upon request.

The Nominating and Corporate Governance Committee has the responsibility of administering the policy.  Members of the Committee may not participate in any review, consideration, or approval of any transaction involving such member, any family member of such member, or any entity with which such member is affiliated.

All transactions with related parties meeting the disclosure thresholds established by the SEC must be approved by the Committee. All new employment relationships with a family member of a director or executive officer must be approved by the Committee.  The Committee also must undertake an annual review of on-going employment relationships of family members of any director or executive officer.

The Committee determines whether or not to approve a transaction or employment relationship based on all relevant facts and circumstances, including:

•	the extent of the related person's interest in the transaction and the materiality of the transaction to the Company;

•	the benefits to the Company of the transaction;

•	the availability of other sources of comparable products or services; and

•	the commercial reasonableness of the transaction.

The following related party relationships and transactions meet the threshold established by the SEC for disclosure in our annual proxy statement:

Yitzhak Shoshani is the brother of director Ruta Zandman. Mr. Yitzhak Shoshani was the Vice President and General Manager of Ecomal Israel, a distributor of our products mainly in the Israeli market, until his retirement on April 23, 2022. Mr. Shoshani owned 13.3% of Ecomal Israel until December 19, 2024.

On December 19, 2024, Vishay acquired the non-controlling interest of Ecomal Israel for $5,500,000 of which Mr. Yitzhak Shoshani received $1,599,760. Mr. Yitzhak Shoshani received $999,935 in the form of dividends due to the performance of Ecomal Israel for 2024.

Morgan Stanley is the daughter of Joel Smejkal, President and Chief Executive Officer.  She is currently a Manager of Distribution Sales for Vishay Americas, Inc.  Ms. Stanley's compensation for 2024 (salary, bonus, car allowance, stock awards) was $121,524.

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Certain Relationships and Related Transactions	Table of Contents

Vishay Precision Group, Inc.

On July 6, 2010, Vishay completed the spin-off of Vishay Precision Group, Inc. to its stockholders as an independent, publicly-traded company. Prior to July 6, 2010, Vishay Precision Group, Inc. was a wholly-owned subsidiary of the Company.

Following the spin-off, VPG and Vishay operate separately, each as independent public companies. The Company has no ownership interest in VPG.

However, Ruta Zandman, solely or on a shared basis with Marc Zandman and Ziv Shoshani, all of whom currently serve on our Board of Directors, controls a large portion of the voting power of both Vishay and VPG. Mrs. Zandman, solely or on a shared basis with Marc Zandman and Ziv Shoshani, controls approximately 44.4% of the voting power of our capital stock and approximately 35.0% of the total voting power of VPG's capital stock. Mr. Zandman, our Executive Chairman of the Board and an executive officer of Vishay, served on the board of directors of VPG until his resignation from the VPG board of directors, effective immediately before the election of directors at the VPG 2025 annual meeting of stockholders (scheduled for May 21, 2025).  Ziv Shoshani, CEO of VPG and a nephew of Mrs. Ruta Zandman and a brother of Roy Shoshani, our Executive Vice President - Chief Operating Officer - Semiconductors and Chief Technical Officer, will serve as a director of Vishay until his resignation from the Vishay board, effective immediately before the election of directors at the 2025 Annual Meeting.

In connection with the completion of the spin-off, on July 6, 2010, Vishay and its subsidiaries entered into several agreements with VPG and its subsidiaries that govern the relationship of the parties following the spin-off. Among the agreements entered into with VPG and its subsidiaries were a trademark license agreement, transition services agreement, several lease agreements, and supply agreements. None of the agreements are expected to have a material impact on Vishay's financial position, results of operations, or liquidity. We believe that the pricing associated with these agreements are equivalent to arms-length transactions between unrelated parties. However, such agreements were negotiated when VPG was still a subsidiary of the Company. These agreements are described in the section entitled "Certain Relationships and Related Party Transactions," which is incorporated by reference herein, of the registration statement on Form 10 of Vishay Precision Group filed with the SEC on June 22, 2010.

Timothy V. Talbert, who's term on the Board of Directors will expire at the 2025 Annual Meeting, is also a member of the board of directors of VPG.

As of May 21, 2025, there will be no common board members between Vishay Intertechnology, Inc. and Vishay Precision Group, Inc.

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | About the Meeting	Table of Contents

ABOUT THE MEETING

Why did I receive these materials?

We hold a meeting of stockholders annually.  This year's meeting will be held virtually on May 20, 2025, via live webcast.  There will be several items of business that must be voted on by our stockholders during the meeting, and our Board of Directors is seeking your proxy to vote on these items.  This proxy statement contains important information about Vishay Intertechnology, Inc. and the matters that will be voted on at the meeting.  Please read these materials carefully so that you have the information you need to make informed decisions.

What is a proxy?

A proxy is your legal designation of another person to vote the shares of stock that you own. The person you designate to vote your shares is also called a proxy.  When you submit a proxy, the people named on the proxy card are required to vote your shares during the 2025 Annual Meeting in the manner you have instructed.

What is the record date and why is it important?

The record date is the date used by our Board of Directors to determine which stockholders are entitled to receive notice of and vote on the items presented during the 2025 Annual Meeting. Our Board established March 24, 2025, as the record date for the 2025 Annual Meeting.

What is the difference between "Stockholders of Record" and "Beneficial Owners"?

If your shares are registered directly in your name with Vishay's transfer agent, you are considered, with respect to those shares, the "Stockholder of Record." The proxy statement, annual report and proxy card have been sent directly to you by Vishay.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the "Beneficial Owner" of shares held in street name. This proxy statement and annual report have been forwarded to you by your broker, bank, or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting.

May I attend the annual meeting? What do I need in order to attend the meeting?

The 2025 Annual Meeting will be conducted completely online via the internet. Stockholders may attend and participate in the meeting by visiting www.virtualshareholdermeeting.com/VSH2025. To access the meeting, you will need the 16-digit control number included on your Notice, on your proxy card, or on your voting instruction form.

What proposals will I be voting on and how does the Board of Directors recommend I vote?

The Board of Directors' recommendations are set forth together with the description of each proposal in this proxy statement.  In summary, the Board of Directors recommends a vote:

•	FOR ALL the nominees for election as Class I (terms expiring 2028) directors (see Proposal One);

•	FOR the ratification of Ernst & Young as our independent registered public accounting firm (see Proposal Two); and

•	FOR the advisory approval of executive compensation (see Proposal Three).

•	FOR an ANNUAL advisory vote on executive compensation (see Proposal Four).

Does Vishay have more than one class of stock outstanding?

We have two classes of stock outstanding, common stock and Class B common stock.  Our stockholders approved our two class structure in 1987.  On the record date, there were 123,438,901 shares of common stock (excluding treasury shares) and 12,097,148 shares of Class B common stock outstanding and entitled to vote. Shares of treasury stock are not entitled to vote at the 2025 Annual Meeting.

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | About the Meeting	Table of Contents

What are the voting rights of each class of stock?

Each share of common stock will be entitled to one vote and each share of Class B common stock will be entitled to 10 votes with respect to each matter to be voted on at the 2025 Annual Meeting.

A list of stockholders entitled to vote at the 2025 Annual Meeting will be available for examination by Vishay's stockholders during ordinary business hours for a period of ten days prior to the 2025 Annual Meeting at the Company's headquarters, 63 Lancaster Avenue, Malvern, PA 19355.

What constitutes a quorum?

A quorum is the minimum number of votes required to be present for the 2025 Annual Meeting to conduct business.  As set forth in Vishay's Bylaws, the holders of a majority of the votes represented by the outstanding shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy, will constitute a quorum for the transaction of business for the 2025 Annual Meeting.

How are abstentions and broker non-votes considered?

Shares represented by proxies that are properly marked "ABSTAIN" will be counted for purposes of determining the presence of a quorum for the 2025 Annual Meeting.  Abstentions are not regarded as voted shares and will have no effect on the election of directors under Proposal One or on the votes with respect to Proposals Two, Three, and Four.

Brokers holding shares for beneficial owners in street name must vote those shares according to specific instructions they receive from the beneficial owners.  If instructions are not received, brokers may only vote the shares, in their discretion, on matters for which they are not precluded from exercising their discretion by the rules of the NYSE.  Under the NYSE rules, a broker is permitted to vote shares on routine matters, which include ratifying the appointment of independent auditors but do not include the election of directors or stockholder proposals.  Accordingly, brokers may vote in their discretion only on Proposal Two.

A broker "non-vote" occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.  Broker non-votes will be counted in determining whether there is a quorum at the 2025 Annual Meeting but will not be regarded as voted shares.   Broker non-votes will have no effect on the election of directors under Proposal One or on the votes with respect to Proposals Two, Three, and Four.  ""

What vote is required to approve each proposal?

Assuming a quorum is present, the vote required and method of calculation for the proposals to be considered at the 2025 Annual Meeting are as follows:

•
Proposal One. The election of three directors to hold office for terms of three years, or until their successors are duly elected and qualified requires a plurality of the votes of the shares of common stock and Class B common stock, voting together as a single class, present in person or presented by proxy and voted on the election of directors.

•
Proposal Two. The ratification of the appointment of Ernst & Young LLP as Vishay's independent registered public accounting firm for the year ending December 31, 2025 requires the affirmative vote of holders of a majority of the votes of the shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy and voted on the ratification of the appointment of Ernst & Young LLP.

•
Proposal Three. The advisory approval of the compensation of the Company's Named Executive Officers as disclosed in the "Compensation and Discussion Analysis" section of this proxy statement requires the affirmative vote of holders of a majority of the votes of the shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy and voted on the advisory approval of the compensation of the Company's Named Executive Officers.

•	Proposal Four. The advisory vote on the frequency of the advisory vote on executive compensation requires a majority of the votes of the shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy. If none of the alternatives receive a majority vote, the frequency selected by stockholders on an advisory basis will be determined by a plurality of votes.

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | About the Meeting	Table of Contents

Who paid to send me the proxy materials?

The cost of solicitation of proxies will be borne by Vishay.  The Board of Directors may use the services of Vishay's directors, officers and other regular employees to solicit proxies personally or by telephone. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the shares held of record by such fiduciaries, and Vishay will reimburse them for the reasonable expenses incurred by them in so doing.

Vishay is required to make these materials available to you.  SEC rules require that we mail a notice to our stockholders advising that our proxy statement, annual report to stockholders, electronic proxy card, and related materials are available for viewing, free of charge, on the Internet. Stockholders may then access these materials and vote over the Internet or request delivery of a full set of materials by mail or email. We have elected to utilize this process for the 2025 Annual Meeting. We intend to begin mailing the required notice, called Notice of Internet Availability of Proxy Materials, to stockholders on or about March 31, 2025. The proxy materials will be posted on the Internet, at ir.Vishay.com, no later than the day we begin mailing the Notice.

These rules give us the opportunity to serve you more efficiently by making the proxy materials available quickly online and reducing costs associated with printing and postage.  If you receive a Notice, you will not receive a paper or electronic copy of the proxy materials unless you request one, using the procedure described in the Notice and on Vishay's investor relations website. You may also elect to receive the Notice for future meetings electronically, which will save Vishay printing and mailing costs, by registering for this program at www.icsdelivery.com/vsh or by contacting your broker.

How do I vote my shares? Can I vote electronically?

If you are a holder of record of our common stock as of the record date, there are four ways to vote:

•
If you elected to receive hardcopy proxy materials, please complete, date, and sign the proxy card included in the materials sent to you and return it without delay in the provided envelope, which requires no additional postage if mailed in the United States.

•
If you are enrolled in our electronic proxy materials delivery service and received these proxy materials via the Internet, you will need to follow the procedures for online voting in order to vote your shares.

•	You can vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week, and following the instructions on your proxy card.

•	You may also vote during the live webcast of the 2025 Annual Meeting at www.virtualshareholdermeeting.com/VSH2025.

The shares represented by your proxy will be voted as directed with respect to each of the proposals set forth in the proxy statement, OR, if no direction is indicated, at the recommendations of the Board of Directors.

You may either vote "FOR ALL" or "WITHHOLD" your vote for the election of the nominees as directors under Proposal One, or you may vote for only some of the nominees. You may vote "FOR," "AGAINST" or "ABSTAIN" on Proposals Two and Three.  You may vote "ANNUALLY", "BIANNUALLY', "TRIENNIALLY", or "ABSTAIN" on Proposal Four.

Whether or not you plan to participate in the meeting, we strongly encourage you to vote by proxy prior to the meeting.

If your shares are held in a stock brokerage account or by a bank or other nominee, you must follow the instructions provided by your broker, bank, or nominee on how to vote your proxy.

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | About the Meeting	Table of Contents

Can I change my vote after I return my proxy card?

Yes.  You may revoke your proxy at any time before it is voted at the 2025 Annual Meeting. In order to revoke your proxy, you may either:

•	sign and timely return another proxy card bearing a later date;
•	provide written notice of the revocation to Vishay's Corporate Secretary; or
•	by voting online during the meeting.

If your shares are held in a stock brokerage account or by a bank or other nominee, you must follow the instructions provided by your broker, bank, or nominee on how to revoke your proxy.

What will happen if I provide my proxy but do not vote on a proposal?

You should provide voting instructions for all proposals appearing on the proxy card. The persons named as proxies on the proxy card will vote your shares according to your instructions. However, if you fail to provide instructions on how you want your shares to be voted, properly signed and dated proxies will be voted in accordance with the recommendation of the Board of Directors.

What will happen if I do not provide my proxy?

If you are a stockholder of record, your shares will not be voted.

If you are the beneficial owner of shares held in street name, your broker, bank, or other holder of record might be authorized to vote your shares on certain routine matters. The NYSE considers the ratification of the independent registered public accounting firm to be a routine matter.  On routine matters, your broker or nominee can vote your street name shares even though you have not provided voting instructions, or chose not to vote your shares on those matters.

Who will verify the election results?

Vishay will appoint an inspector who will ascertain the number of shares outstanding and the voting powers of each, determine the shares represented at the 2025 Annual Meeting and the validity of the proxies and ballots, count all votes and ballots, determine and retain for a reasonable period a record of the disposition of any challenges made to any determinations by such inspector, and certify a determination of the number of shares represented at the 2025 Annual Meeting and his or her count of all votes and ballots.

Are there any stockholders who own more than 5% of Vishay's shares or voting power?

Ruta Zandman controls, solely or on a shared basis with Marc Zandman and Ziv Shoshani, approximately 44.4% of the total voting power of our capital stock; Marc Zandman controls, solely or on a shared basis with Ruta Zandman and Ziv Shoshani, approximately 35.3% of the total voting power of our capital stock; and Ziv Shoshani controls, solely or on a shared basis with Ruta Zandman and Marc Zandman, approximately 35.3% of the total voting power of our capital stock.  They intend to vote FOR ALL nominees and FOR Proposals Two and Three, and ANNUALLY for Proposal Four.

According to filings made with the SEC, each of BlackRock, Inc.; The Vanguard Group; Norges Bank; and Dimensional Fund Advisors LP are deemed to own greater than 5% of Vishay's outstanding common stock.  Additionally, Deborah Larkin, a private stockholder, owns greater than 5% of our Class B common stock.  See "Security Ownership of Certain Beneficial Owners and Management" for more information.  BlackRock, Inc.; The Vanguard Group; Norges Bank; and Dimensional Fund Advisors LP and Ms. Larkin have not indicated their intentions to Vishay regarding matters to be voted on at the 2025 Annual Meeting.

Vishay Intertechnology, Inc. | 2025 Proxy Statement

2025 Proxy Statement | Other Matters	Table of Contents

OTHER MATTERS

This proxy statement includes all of the business that the Board of Directors intends to present at the 2025 Annual Meeting.  The Board of Directors is not aware of any other matters proposed to be presented at the meeting.  If any other matter or matters are properly brought before the 2025 Annual Meeting or any adjournment thereof, it is the intention of the person named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment.

AVAILABILITY OF ANNUAL REPORT AND FORM 10‑K TO STOCKHOLDERS

Our Annual Report to Stockholders for the year ended December 31, 2024, accompanies this proxy statement.  Vishay will provide to any stockholder, upon written request and without charge, a copy of our most recent Annual Report on Form 10-K, including the financial statements, as filed with the SEC.  All requests for such reports should be directed to Investor Relations, Vishay Intertechnology, Inc., 63 Lancaster Avenue, Malvern, PA 19355, telephone number (610) 644‑1300.  A copy of our Annual Report to Stockholders and our Annual Report on Form 10-K are also available on our investor relations website at ir.vishay.com.

STOCKHOLDER PROPOSALS FOR 2026 ANNUAL MEETING

If a stockholder wants us to include a proposal in our proxy materials for the 2026 Annual Meeting, a stockholder proposal must comply with the requirements of Rule 14a-8 under the Exchange Act and be received by our Corporate Secretary by the close of business on December 1, 2025. However, if the date of the 2026 Annual Meeting is changed by more than 30 days from the first anniversary of the date of the 2025 Annual Meeting of Stockholders, the deadline will instead be no later than the close of business on the 10th day following the day on which such notice of the date of the 2026 Annual Meeting was mailed or such public disclosure announcement of the date of the 2025 Annual Meeting was made.

A stockholder who intends to present a proposal or to nominate a candidate for director for election at the 2026 Annual Meeting, but not to have the proposal or nomination considered for inclusion in the proxy materials for that meeting, must be eligible and provide advance written notice that sets forth the information required by our Bylaws and Rule 14a-19 under the Exchange Act. Assuming the date of the 2026 Annual Meeting is not advanced or delayed in the manner described above, the required notice for the 2026 Annual Meeting would need to be provided to us not earlier than January 21, 2026, and not later than February 20, 2026.

The form of proxy issued with our 2026 proxy statement will confer discretionary authority to vote for or against any proposal made by a stockholder at our 2026 Annual Meeting and which is not included in our proxy statement. However, such discretionary authority is not permitted to be exercised if the stockholder proponent has given notice to our Corporate Secretary of such proposal before February 15, 2026, and certain other conditions provided for in the SEC's rules have been satisfied.

By Order of the Board of Directors,

Peter Henrici
Corporate Secretary

March 31, 2025

Vishay Intertechnology, Inc. | 2025 Proxy Statement

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 19, 2025, for shares held directly and by 11:59 P.M. Eastern Time on May 15, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VISHAY INTERTECHNOLOGY, INC. 63 LANCASTER AVENUE MALVERN, PA 19355
During The Meeting - Go to www.virtualshareholdermeeting.com/VSH2025

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 19, 2025, for shares held directly and by 11:59 P.M. Eastern Time on May 15, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	V68434-P25728	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

VISHAY INTERTECHNOLOGY, INC. The Board of Directors recommends that you vote FOR ALL of the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors Nominees for 3-year terms 01) Dr. Renee B. Booth 02) Dr. Michiko Kurahashi 03) Joel Smejkal	○	○	○

The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as Vishay's independent registered public accounting firm for the year ending December 31, 2025.					○	○	○

3.	The advisory approval of the compensation of the Company's Named Executive Officers.					○	○	○

The Board of Directors recommends you for 1 YEAR on the following proposal:
					1 Year	2 Years	3 Years	Abstain
4.	Frequency of advisory vote on the compensation of the Company's Named Executive Officers.				○	○	○	○

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please email your address changes or comments to: Investor@vishay.com

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held May 20, 2025.

The following materials, also included with this Notice, are available for view on the Internet:

Proxy Statement for the 2025 Annual Meeting of Stockholders

2024 Annual Report to Stockholders

To view these materials, visit http://ir.vishay.com

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

VISHAY INTERTECHNOLOGY, INC.
2025 Annual Meeting of Stockholders

The undersigned hereby appoints Marc Zandman and Joel Smejkal, and each of them acting individually, with full power of substitution, to vote all shares of common stock and Class B common stock of Vishay Intertechnology, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Vishay Intertechnology, Inc. to be held virtually at www.virtualshareholdermeeting.com/VSH2025, at 9:00 a.m., U.S. eastern time, on Tuesday, May 20, 2025, and at any adjournment thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as indicated on the reverse side:

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be dated and signed on the other side.)